UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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INTERNATIONAL COAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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300 Corporate Centre Drive
Scott Depot, West Virginia 25560

April 15, 2009

Dear International Coal Group, Inc. Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of International Coal Group, Inc., which will be held on Wednesday, May 20, 2009, at 10:00 a.m. at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017.

All holders of record of International Coal Group, Inc. common stock as of April 1, 2009 are entitled to vote at the 2009 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to elect three Class I directors for three-year terms expiring in 2012, to approve an amendment to ICG’s 2005 Equity and Performance Incentive Plan, to ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants for 2009 and, if properly presented, to consider a shareholder proposal regarding global warming.

Our Annual Report for the year ended December 31, 2008 is enclosed. Your proxy card is also enclosed. If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee.

Sincerely,

Wilbur L. Ross, Jr. Chairman of the Board	Bennett K. Hatfield President and Chief Executive Officer

300 Corporate Centre Drive
Scott Depot, West Virginia 25560

______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2009
______________

The 2009 Annual Meeting of Stockholders of International Coal Group, Inc. (“ICG”), a Delaware corporation, will be held on Wednesday, May 20, 2009, at 10:00 a.m., at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017, for the following purposes:

(1)	To elect three Class I directors to serve for a three-year term expiring in 2012;

(2)	To approve an amendment to ICG’s 2005 Equity and Performance Incentive Plan;

(3)	To ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants for the fiscal year ending December 31, 2009;

(4)	To consider and vote upon a stockholder proposal regarding global warming, if properly presented; and

(5)	To transact such other business as may properly come before the 2009 Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 1, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2009 Annual Meeting or any adjournment or postponement thereof.

A list of stockholders entitled to vote at the 2009 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ICG’s principal executive offices, located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, during the ten days preceding the 2009 Annual Meeting.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

April 15, 2009

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES USING THE INTERNET OR TELEPHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER OR OTHER NOMINEE, THEN YOU MAY VOTE YOUR SHARES BY MAILING YOUR SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, OR BY TELEPHONE OR THE INTERNET IF YOUR BANK, BROKER OR OTHER NOMINEE HAS PROVIDED YOU WITH INSTRUCTIONS ON HOW TO DO SO. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET WILL BE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009—THE PROXY STATEMENT AND 2008 ANNUAL REPORT ARE AVAILABLE AT WWW.INTLCOAL.COM/EPROXY.

300 Corporate Centre Drive
Scott Depot, West Virginia 25560

______________

PROXY STATEMENT
______________

QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING

We mailed this proxy statement, proxy card and our Annual Report for the fiscal year ended December 31, 2008 to all stockholders entitled to vote at the 2009 Annual Meeting on or about April 15, 2009. The 2009 Annual Meeting will be held on Wednesday, May 20, 2009, at 10:00 a.m. at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017. Directions to the 2009 Annual Meeting can be found at the back of this proxy statement.

Q:       Why did I receive this proxy statement?

A:        The Board of Directors is soliciting your proxy to vote at the 2009 Annual Meeting because you were a holder of International Coal Group, Inc. common stock as of April 1, 2009, the record date, and are entitled to vote at the 2009 Annual Meeting. As of the record date, there were 154,162,773 shares of common stock outstanding. This proxy statement summarizes the information you need to know to vote on the proposals expected to be presented at the 2009 Annual Meeting.

Q:       What are the voting recommendations of the Board of Directors?

A:       The Board of Directors recommends the following votes:

•	FOR each of the director nominees (Proposal 1);
•	FOR the amendment to ICG’s 2005 Equity and Performance Incentive Plan (Proposal 2);
•	FOR ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 3);
•	AGAINST the shareholder proposal regarding global warming (Proposal 4); and
•	In accordance with their judgment on any other matters which may properly come before the meeting.

Q:       Will any other matters be voted on?

A:       We are not aware of any other matters that will be brought before the stockholders for a vote at the 2009 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote on such matters using their discretion.

Q:       How many votes do I have?

A:       Each share of common stock that you owned at the close of business on April 1, 2009, the record date, is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and
•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

Q:       How do I vote by proxy?

A:       If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for director named in this proxy statement, (ii) for the amendment to ICG’s 2005 Equity and Performance Incentive Plan, (iii) for the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants for the year ending December 31, 2009, (iv) against the shareholder proposal regarding global warming, and (v) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the 2009 Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the 2009 Annual Meeting should you be present and desire to do so.

Q:       Can I change my vote?

A:       Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2009 Annual Meeting by:

•	submitting by mail, telephone or Internet a valid, later-dated proxy, as described on your proxy card;

•	if your bank, broker or other nominee has provided you with instructions on how to do so, submitting a valid, subsequent vote by telephone or the Internet;

•	notifying our Secretary in writing before the 2009 Annual Meeting that you have revoked your proxy; or

•	voting in person at the 2009 Annual Meeting.

Q:       If I hold shares in street name, how can I vote my shares?

A:       You can submit voting instructions to your bank, broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these proxy materials by your bank, broker or nominee.

Q:       What will happen if I do not instruct my bank, broker or other nominee how to vote?

A:       If your shares are held in street name and you do not instruct your bank, broker or other nominee how to vote, your bank, broker or other nominee may vote your shares at its discretion on routine matters such as the election of directors (Proposal 1) or ratification of the independent registered public accounting firm (Proposal 3).

On non-routine matters, such as the amendment to our 2005 Equity and Performance Incentive Plan (Proposal 2) and the shareholder proposal regarding global warming (Proposal 4), banks, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes have the same effect as votes cast against a particular proposal except for the election of directors for which broker non-votes will have no impact. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast in favor of or against a proposal.

Q:       How many shares must be present to hold the 2009 Annual Meeting?

A:       Holders of a majority of the shares of our outstanding common stock as of the record date, or 77,081,387 shares, must be represented in person or by proxy at the 2009 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:       What vote is required to approve each proposal?

A:       In the election of directors, the three nominees receiving the highest number of “FOR” votes will be elected. Abstentions and proxies marked “withhold” will have no impact on the election of directors. All other proposals require the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the 2009 Annual Meeting, or 77,081,387 shares. Accordingly, abstentions and broker non-votes will count as votes against such proposals.

Q:       Who is paying the costs of soliciting these proxies?

A:       We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Q:       What do I need to do to attend the 2009 Annual Meeting?

A:       You are entitled to attend the 2009 Annual Meeting only if you were a stockholder as of the close of business on April 1, 2009 or hold a valid proxy for the 2009 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 1, 2009, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2009 Annual Meeting.

Q:       Where can I find the voting results of the 2009 Annual Meeting?

A:       We intend to announce preliminary voting results at the 2009 Annual Meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2009.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. At the 2009 Annual Meeting, the terms of the current Class I Directors (Maurice E. Carino, Jr., Stanley N. Gaines and Samuel A. Mitchell) will expire. The terms of the Class II Directors (Cynthia B. Bezik and William J. Catacosinos) and Class III Directors (Wilbur L. Ross, Jr., Bennett K. Hatfield and Wendy L. Teramoto) will expire at the Annual Meetings to be held in 2010 and 2011, respectively.

The Board of Directors has nominated incumbent directors Messrs. Carino, Gaines and Mitchell for reelection as Class I Directors. Each of the nominees was recommended for reelection by the Nominating and Corporate Governance Committee and has been approved by the Board of Directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, your proxy authorizes us to vote for such other person as a director. The Board of Directors has no reason to believe that the persons named as nominees will be unable to serve. A plurality of the votes of the shares of common stock present in person or by proxy and entitled to vote on the election of directors is required to elect Messrs. Carino, Gaines and Mitchell under applicable Delaware law. In determining whether each nominee has received the requisite number of votes, abstentions will not be counted.

The Board of Directors unanimously recommends a vote “FOR” each of the Class I nominees named below.

Class I Director Nominees — Term Expiring in 2012

Maurice E. Carino, Jr.

Maurice E. Carino, Jr., age 64, is an incumbent Director nominated for reelection.  He has been a Director since May 2006. Since April 2003, Mr. Carino has owned and operated a family business. From April 2003 to May 2005, Mr. Carino was also a consultant to International Steel Group Inc., representing the company on Capitol Hill on a wide range of legislative issues, including international trade, taxes and healthcare. Beginning in 1985 until 2003, Mr. Carino held various positions with Bethlehem Steel Corporation, including Manager of Federal Government Affairs, and Vice President of Federal Government Affairs. While at Bethlehem Steel, Mr. Carino also (i) served as Bethlehem Steel’s Washington representative to the Business Roundtable, (ii) was a member of President George W. Bush’s Industry Sector Advisory Committee for steel-related issues, and (iii) served as a chairman of the American Iron and Steel Institute’s Federal Government Affairs Committee, as well as a member of its Energy, Environment and Tax Committee. Prior to joining Bethlehem Steel in 1985, Mr. Carino was employed by the Electric Power Research Institute as Regional Manager of Member Services and worked for General Electric in various industry segments for over 15 years. Mr. Carino was also a founding member of the Washington Coal Club. He has a B.S. in Engineering Management from Boston University and an M.B.A. from University of Santa Clara.

Stanley N. Gaines

Mr. Gaines, age 74, is an incumbent Director nominated for reelection.  He has been a Director since May 2006. Since August 2000, Mr. Gaines, has served as a director and member of the audit committee of ModTech Holdings, Inc., a national designer and manufacturer of modular buildings. Mr. Gaines served as the Chairman and CEO of GNB Inc., an automotive and industrial battery company, from 1982 to 1988. Prior to GNB, Inc., Mr. Gaines was Senior Vice President, International from 1981 through 1983 and Group Vice President, Batteries, from 1971 through 1981 for Gould Inc., an international and diversified manufacturer. In addition, Mr. Gaines serves as a director of the Battery Council International and as a director and an executive committee member of Students in Free Enterprise. Mr. Gaines attended the University of Virginia and the Harvard Business School Advanced Management Program.

Samuel A. Mitchell

Mr. Mitchell, age 65, is an incumbent Director nominated for reelection.  He has been a Director since April 2008.  Since 2004, Mr. Mitchell has been a Managing Director of Hamblin Watsa Investment Counsel, a wholly-owned subsidiary of Fairfax Financial Holdings, Inc., a Toronto-based property and casualty insurance holding company.  Hamblin Watsa is responsible for managing the investments of Fairfax Financial. From 2004 to 2006, Mr. Mitchell was a director of Odyssey Re Holdings Corp., a majority-owned subsidiary of Fairfax Financial.  Prior to joining Hamblin Watsa, Mr. Mitchell was Managing Director and co-founder in 1993 of Marshfield Associates, a Washington, D.C.-based investment counsel firm.  Mr. Mitchell also has experience in the healthcare industry, having served as a Director of Research and Federal Relations for the Federation of American Health Systems from 1983 to 1993, and as Director of Research for the Health Industry Manufacturers Association from 1977 to 1981.  In 1973, he co-founded Research from Washington, which advised large institutional investors on the outlook and economic impact of legislation and federal government initiatives. Mr. Mitchell started his career in 1968 with the Washington, D.C.-based investment counsel firm, Davidge and Co.  He has a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Class II Continuing Directors — Term Expiring in 2010

Cynthia B. Bezik

Ms. Bezik, age 56, has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Ms. Bezik has over thirty years of financial management experience. Ms. Bezik currently provides financial consulting services on a free-lance basis to non-SEC reporting companies.  From May 2006 to August 2008, she was the Chief Financial Officer of WCI Steel, Inc. From May 2004 to May 2006, Ms. Bezik was a financial consultant to the $300 million Senior Secured Noteholders in the WCI Steel, Inc. bankruptcy proceedings. She was Senior Vice President—Finance and Chief Financial Officer at Cleveland-Cliffs Inc. from November 1997 through July 2003. Prior to that, she was the Treasurer at Cleveland-Cliffs from October 1994 through October 2003. Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc.), a NYSE-listed company, is a major supplier to the steel industry. Earlier in her career, she was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing concern. In September 2005, Ms. Bezik joined the Board of Managers of Cadence Innovation LLC (f/k/a New Venture Holdings, LLC), a privately held, tier-one automotive supplier, and in October 2005, was appointed Chair of its audit committee.  From February through September 2004, Ms. Bezik was a Director and Chair of the audit committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. Ms. Bezik is a C.M.A. (Certified Management Accountant) and holds a B.S. from Youngstown State University and an M.B.A. from Case Western Reserve University.

William J. Catacosinos

Dr. Catacosinos, age 78, has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners, a private equity investment firm, for over five years. Dr. Catacosinos also currently serves as Manager of the Laurel Hill Advisory Group, LLC and as President of the Laurel Hill Advisory Group Company. From 2000 until the end of 2005, Dr. Catacosinos served as the Chairman, President and CEO of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, an electric utility, from January 1984 to July 1998. Dr. Catacosinos was also a director of Preservation Science, Inc., a St. Petersburg, Florida, company that researches, develops and markets preservatives and preservative technologies for food, beverage and industrial products. He earned a B.S., an M.B.A. and a Ph.D. in Economics from New York University.

Class III Continuing Directors — Term Expiring in 2011

Wilbur L. Ross, Jr.

Mr. Ross, age 71, has served as the Non-Executive Chairman of our Board of Directors since April 2005 and has served in the same capacity at ICG, Inc. since October 2004. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., Asia Recovery Fund L.P., Asia Recovery Fund Co-Investment, Absolute Recovery Hedge Fund and India Asset Recovery Fund, each of which is a private investment fund managed by WL Ross & Co. LLC.  Mr. Ross is also Chairman of International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles; Nano-Tex, LLC, a fabric innovations company located in the United States; IPE-Ross, an investment partnership investing in middle market European buyouts; and International Auto Components Group SL, a joint venture company with interests in automotive interior plastics. Mr. Ross is also an executive officer of Invesco Private Equity; Panther RE; AHM Service and PLASCAR Participacoes SA. Mr. Ross is a board member of ArcelorMittal N.V. and Compagnie Européenne de Wagons SARL in Luxembourg; Insuratex, Ltd., an insurance company in Bermuda; Blue Ocean RE Holdings Ltd.; Montpelier Re Holdings Ltd.; Panther RE Holdings Ltd.; Nikko Electric Industry Co. Ltd., an electrical equipment company in Japan; Ohizumi Manufacturing Company, an electrical equipment company in Japan; Wagon plc; PLASCAR Participacoes SA; Phoenix International Insurance Company; Clarent Hospital Corp., an operator of acute care hospitals and related healthcare businesses; Briarcliffe, Inc.; IAC Acquisition Corporation Limited; IAC Group SARL; Masters Capital Nanotechnology Fund and Nippon Investment Partners. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of Whitney Museum of American Art, the Japan Society, and the Yale University School of Management, the Harvard Business School Club of New York, the Palm Beach Civic Association, the Palm Beach Preservation Foundation and the Partnership for New York City. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Bennett K. Hatfield

Mr. Hatfield, age 52, has been our President, Chief Executive Officer and a Director since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in Mining Engineering from Virginia Polytechnic Institute and University.

Wendy L. Teramoto

Ms. Teramoto, age 34, has been a Director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Currently, Ms. Teramoto is a Senior Vice President at WL Ross & Co. LLC. Prior to her position at WL Ross & Co. LLC, Ms. Teramoto was a Vice President at WL Ross & Co. LLC from April 2000 through July 2005. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto received a B.S. in Accounting and Finance from the University of Colorado.

PROPOSAL TWO

AMENDMENT TO OUR 2005 EQUITY AND PERFORMANCE INCENTIVE PLAN

On March 30, 2009, our Board of Directors unanimously approved and adopted an amendment and restatement of the International Coal Group, Inc. 2005 Equity and Performance Incentive Plan (as amended and restated, the “Plan”), and directed that the Plan be submitted to our stockholders for approval. The Plan, if approved by our stockholders, will expire in 2019.

The Plan was originally approved by the our stockholders on October 24, 2005, with 8,000,000 shares of common stock reserved for issuance thereunder.  In addition, 1,000,000 shares of common stock were reserved for issuance under the International Coal Group, Inc. Director Compensation Plan (as amended May 2007) (the “Director Plan” and together with the Plan, collectively the “Plans”).  As of April 1, 2009, 806,791 shares of common stock have been issued under the Plans, 6,371,660 shares of common stock are subject to outstanding awards under the Plans and a total of 1,821,549 shares of common stock remain available for future awards under the Plans.

We believe that equity is a key element of our compensation package and that equity awards encourage employee loyalty and align employee interests more directly with those of our stockholders. The Plan allows the Company to provide our key employees and key employees of our subsidiaries with equity incentives that are competitive with those of companies with which we compete for talent.  In order to maintain our ability to attract and retain officers, key employees and non-employee directors, our Board of Directors has determined it is desirable to amend the Plan in the following material respects:

•	increase the total number of shares of common stock available for issuance under the Plan by 10,000,000;

•
add provisions throughout the Plan to permit awards to qualify under the performance-based exclusion from the deduction limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	add a limit of 2,000,000 shares for grants of option rights and stock appreciation rights (“SARs”) to any individual in a single calendar year;

•
add a limit of 2,000,000 shares for grants of restricted shares, restricted share units (“RSUs”), performance shares, or Other Stock-Based Awards (as described below) that qualify for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code (“Qualified Performance-Based Awards”) for grants to any individual in a single calendar year;

•	add a limit of $5,000,000 for Qualified Performance-Based Awards of performance units for grants to any individual in a single calendar year;

•
add a provision permitting the granting of other stock-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of our common stock (“Other Stock-Based Awards”);

•	provide that repricing is not permitted without stockholder approval; and

•	combine the Director Plan and the amended Plan.

    A summary of the proposed changes to the Plan is set forth below, followed by a summary description of the entire Plan, as amended.  The following summaries are qualified in their entirety by reference to the full text of the Plan, as amended, which is attached to this proxy statement as Annex A.

Summary of Proposed Material Changes

Shares Available Under the Plan. The number of shares of our common stock available under the Plan has been increased by 10,000,000 shares.

Individual Participant Limits.  Limits have been added regarding the maximum amounts that may be granted to an individual participant during any calendar year with respect to the aggregate amount of option rights and SARs, and the aggregate amount of restricted shares, RSUs, performance shares and Other Stock-Based Awards that are intended to be Qualified Performance-Based Awards.  In addition, a maximum dollar amount that may be received by a participant in any calendar year with respect the grant of performance units that are intended to be Qualified Performance-Based Awards has been added.

Section 162(m) of the Code.  Provisions have been added throughout the Plan to permit awards to be Qualified Performance-Based Awards.  These provisions include a list of Management Objectives (as described below), which must be approved by our stockholders.  For an award under the Plan to be a Qualified Performance-Based Award, it must be subject to the achievement of one or more of the Management Objectives.

Market Value per Share Definition.  The definition of market value per share has been revised such that market value per share is defined as the closing price of our common stock on the New York Stock Exchange on any particular date.

Other Stock-Based Awards.  The ability to grant Other Stock-Based Awards, which include, but are not limited to, cash awards, grants of shares of common stock as a bonus,  and awards which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock or factors that may influence the value of our common stock has been added to the Plan.

Inclusion of Director Plan.  All authorized but unissued shares under the Director Plan, and any awards under the Director Plan that expire or are forfeited are included in the amended Plan.  Upon approval of the amended Plan by our stockholders, no awards will be granted under the Director Plan, but outstanding awards granted thereunder will continue unaffected, and our directors will participate in the amended Plan.

Summary of the Plan (As Amended)

    Purpose

    The purpose of the Plan is to help us attract and retain non-employee directors, consultants, officers and other key employees and to provide to such persons incentives and rewards for superior performance.

    The Plan authorizes us to provide equity-based compensation in the form of (1) option rights, (2) SARs, (3) restricted shares, (4) RSUs, (5) performance shares and performance units, and (6) Other Stock-Based Awards.  Each type of award is described below under “Types of Awards Under the Plan.”  Each of the awards will be evidenced by an award document setting forth the terms and conditions.

    The Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including, but not limited to, the performance-based exclusion from the deduction limitations under Section 162(m) of the Code for qualifying awards.

    Our Board of Directors believes that it is in our best interests and the best interests of our stockholders to provide us the ability to grant equity-based compensation awards to our named executive officers that may qualify for deductibility for federal income tax purposes. Accordingly, the Plan has been structured in a manner such that awards under it could satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code.  In order for awards to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code, the Plan (which includes performance objectives) must be approved by our stockholders by a majority of the votes cast on the issue. The rules of the New York Stock Exchange require that the total of votes cast represent over 50% in interest of the shares of our common stock.  Accordingly, if our stockholders do not approve the Plan by the vote described in the immediately preceding two sentences, no awards will be granted under the Plan, and it will not become effective.

Shares Available Under the Plan

Subject to adjustment as provided in the Plan, the number of our shares of common stock that may be issued or transferred under this Plan will not exceed in the aggregate 18,000,000 shares of common stock (which consists of those shares of common stock that were previously authorized, and 10,000,000 shares of common stock that are being added as of the amendment and restatement of the Plan), plus 972,303 shares of common stock authorized but unissued under the Director Plan.  These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

Plan and Per Person Limitations

The Plan places limitations on the number of shares of common stock that we can issue or transfer in connection with certain awards (limits are subject to certain adjustments as provided in the Plan):

•	ISOs. The aggregate number of shares of common stock actually issued upon the exercise of ISOs will not exceed 8,000,000 of the shares reserved for purposes of the Plan.

•	Option Rights and SARs. No participant will be granted option rights or SARs, in the aggregate, for more than 2,000,000 shares of our common stock during any calendar year.

•
Qualified Performance-Based Awards.  No participant will be granted Qualified Performance-Based Awards of restricted shares, RSUs, performance shares or Other Stock-Based Awards for more than 2,000,000 shares of our common stock during any calendar year, and no participant will be granted Qualified Performance-Based Awards of performance units for more than $5,000,000 during any calendar year.

No Repricing

Repricing of options and SARs is prohibited without stockholder approval under the Plan.

Eligibility

Our officers and other employees and the officers and other employees of our subsidiaries and our non-employee directors or consultants may be selected by the Compensation Committee to receive benefits under the Plan.  The Compensation Committee determines which persons will receive awards and the number of shares subject to such awards.  The number of people currently eligible to participate in the Plan is estimated to be 175 people.

Types of Awards Under the Plan

Option Rights.  Option rights may be granted that entitle the optionee to purchase shares of our common stock at a price not less than the market value per share of our common stock on the date of grant, and may be ISOs, nonqualified stock options, or combinations.  The maximum term of option rights is 10 years.  Each grant of option rights will specify whether the option price is payable (1) in cash, check or wire transfer at the time of exercise, (2) by the transfer to us of shares of common stock owned by the optionee for at least six months or by electing to have shares withheld, in each case, having a value at the time of exercise equal to the total option price, (3) by a combination of such payment methods or (4) by such other methods as may be approved by the Compensation Committee.  To the extent permitted by law, any grant of an option right may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of common stock to which the exercise relates.

The Compensation Committee reserves the right to provide for (1) payment of a cash bonus at time of exercise, (2) the availability of a loan at exercise, or (3) right to tender in satisfaction of the option price nonforfeitable, unrestricted shares of common stock, which are already owned by the optionee and have a value at the time of exercise that is equal to the option price. Additionally, the Compensation Committee may substitute, without receiving a participant’s permission, SARs payable only in shares of common stock (or SARs payable in shares of common stock or cash, or a combination of both, at the discretion of the Compensation Committee) for outstanding options.

Successive grants may be made to the same optionee whether or not option rights previously granted remain unexercised.  A grant of option rights may provide for the earlier vesting of such option rights in the event of the retirement, death or disability of the optionee, or a change of control of the company.  Each grant will also specify the period of continuous service with us or any subsidiary that is necessary before the option rights will become exercisable, and may specify Management Objectives (as described below) that must be achieved as a condition to exercising the option rights.

SARs.  A SAR is a right, exercisable by surrender of the related option right (if granted in tandem with option rights) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the option price or base price for the related option right or free-standing SAR, respectively and the market value of our shares of common stock on the date of exercise or on the date the related option rights are surrendered.  Any grant may specify that the amount payable on exercise of an SAR may be paid by us in cash, in shares of common stock, or in any combination thereof, and may either grant to a participant or retain in the Compensation Committee the right to elect among those alternatives.  Any grant may specify that an SAR may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the grantee, or a change of control of the Company.  Any grant of an SAR may specify Management Objectives that must be achieved as a condition to exercise the SAR.

Any grant of tandem SARs may be granted at any time prior to the exercise or termination of the related option rights, and exercise of an option right will result in the cancellation on a share-for-share basis of any related tandem SAR.  Free-standing SARs will specify a base price, which will not be less than the market value per share on the date of grant.  Any grant of successive free-standing SARs may be made to the same participant regardless of whether any such rights previously granted to a participant remain unexercised.  No free-standing SAR granted under the Plan may be exercised more than 10 years from the date of grant.

Restricted Shares.  A grant of restricted shares involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services.  The transfer may be made without additional consideration or in consideration of a payment by a participant that is less than the market value at the date of grant.  The participant is immediately entitled to voting, dividend, and other ownership rights in such shares, provided, however, that the restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of Code for a period to be determined by the Compensation Committee at the date of grant or upon achievement of Management Objectives, but the Compensation Committee may determine that a portion of the restricted shares will be immediately vested upon grant.  To enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee at the date of grant.  A grant or sale of restricted shares may provide for early termination of the forfeiture restrictions in the event of the retirement, death or disability of a participant, or a change of control of the Company.

Any grant of restricted shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares.  Any such grant may specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted shares on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

RSUs.  A grant of RSUs constitutes an agreement by us to deliver shares of common stock to a participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify.  During the restriction period, a participant has no right to transfer any rights under his or her award and no right to vote such RSUs but may provide for the crediting of dividend equivalents.  Awards of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of grant.

Each grant or sale of RSUs may be subject to a restriction period, and may provide for the lapse or other modification of such period in the event of the retirement, death or disability of a participant or a change of control of the Company.  Any such grant may specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of RSUs on which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.  Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned.

Performance Shares and Performance Units.  A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00.  A participant may be granted any number of performance shares or performance units, which number may be subject to adjustment to reflect changes in compensation or other factors, but no adjustment will be made in a Qualified Performance-Based Award where such action would result in the loss of the performance-based exemption under Section 162(m) of the Code.  Each grant of performance shares or performance units will specify one or more Management Objectives a participant must meet within a specified period (the “Performance Period”) which, if achieved, will result in payment or early payment of the award.  Each grant of performance shares or performance units may specify in respect of the relevant Management Objective(s) a level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objective(s).

To the extent earned, the performance shares or performance units will be paid to a participant at the time and in the manner determined by the Compensation Committee, may be paid by us in cash, shares of common stock or any combination thereof and may either grant to a participant or retain in the Compensation Committee the right to elect among those alternatives.  The Compensation Committee may, at or after the date of grant of performance shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional shares of common stock, but any dividend equivalents associated with performance shares or performance units that are subject to Management Objectives shall be paid to a participant only when and if payment is made on the underlying award. The Performance Period may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a participant, or a change of control of the Company.

Awards to Non-Employee Directors. Our Board of Directors may authorize grants of option rights, SARs and Other Stock-Based Awards, and grants or sales of shares of common stock, restricted shares or RSUs to non-employee directors. Such directors may be awarded or permitted to elect to receive all or any portion of their annual retainer, meeting fees or other fees in shares of common stock, restricted shares, RSUs or Other Stock-Based Awards in lieu of cash.  Such grants will not be subject to any minimum vesting period.

Other Stock-Based Awards.  The Compensation Committee may, subject to limitations under applicable law, grant to any participant Other Stock-Based Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock or factors that may influence the value of our shares of common stock (including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or the performance of our subsidiaries, affiliates or other business units or any other factors determined by the Compensation Committee, or awards valued by reference to the book value of shares of common stock or the value of securities, or the performance of our subsidiaries or affiliates or any of our other business units).  The Compensation Committee will determine the terms and conditions of these awards.  Shares of common stock delivered pursuant to these types of awards will be purchased for such consideration, paid for at such time, by such methods and in such forms as the Compensation Committee determines.  Cash awards, as an element of or supplement to any other award granted under the Plan, may also be granted.  The Compensation Committee may also grant shares of common stock as a bonus, or may grant Other Stock-Based Awards in lieu of our obligations or the obligations of a subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

Management Objectives.  The Plan requires that the Compensation Committee establish “Management Objectives” for purposes of performance shares and performance units.  When so determined by the Compensation Committee, option rights, SARs, restricted shares, RSUs, dividend credits or Other Stock-Based Awards may also specify Management Objectives.  Management Objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department, region or function within the Company or a subsidiary in which a participant is employed.  The Management Objectives may be made relative to the performance of other companies.  Management Objectives applicable to any award or portion of an award that is intended to be a Qualified Performance-Based Award to a participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code, will be limited to specified levels of or growth in one or more of the following criteria:

•
Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit -- these profitability metrics could be measured before special items and/or subject to GAAP definition);

•
Cash flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

•	Working capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables);

•	Profit margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales);

•	Liquidity measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•
Sales growth, gross margin growth, cost initiative and stock price metrics (e.g., revenues, revenue growth, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•
Strategic initiative key deliverable metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, safety performance, environmental performance and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award or portion of an award that is intended to be a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.  In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such “covered employee.”

Administration

The Plan is to be administered by the Compensation Committee, which has the authority to delegate any or all of its powers under the Plan to a subcommittee of our Board of Directors consisting of at least one director appointed by our Board of Directors.  The Compensation Committee is authorized to interpret the Plan and related agreements and other documents, and such interpretation and construction will be final and conclusive.

Amendments

Our Board of Directors may amend the Plan from time to time without further approval by our stockholders, except where the amendment (1) would materially increase the benefits accruing to participants under the Plan, (2) would materially increase the number of securities which may be issued under the Plan, (3) would materially modify the requirements for participation in the Plan, or (4) stockholder approval is required by applicable law or the New York Stock Exchange.

If permitted by Section 409A of the Code and Section 162(m) of the Code in the case of an award or portion of an award that is intended to be a Qualified Performance-Based Award in case of a termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a participant who holds an option right or SARs not immediately exercisable in full, or any shares of restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any performance shares or performance units which have not been fully earned, or any Other Stock-Based Awards subject to any vesting schedule or transfer restriction, or who holds shares of common stock subject to any other transfer restriction imposed pursuant to the Plan, the Compensation Committee may, in its sole discretion, accelerate the time at which such option right, SARs, or Other Stock-Based Awards may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Transferability

Except as otherwise determined by the Compensation Committee, no option right, SAR, or other derivative security granted under the Plan is transferable by a participant except by will or the laws of descent and distribution or, except with respect to an ISO, pursuant to a domestic relations order, and in no event shall any award granted under the Plan be transferred for value.  Except as otherwise determined by the Compensation Committee, option rights and SARs are exercisable during a participant’s lifetime only by him or her or by his or her guardian or legal representative.

The Compensation Committee may specify at the date of grant that part or all of the shares of common stock that are (1) to be issued or transferred by us upon exercise of option rights or SARs, upon termination of the restriction period applicable to or RSUs or upon payment under any grant of performance shares or performance units or (2) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Plan with respect to restricted shares, will be subject to further restrictions on transfer.

Adjustments

The number and kind of shares covered by outstanding awards under the Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, split-offs, split-ups, reorganizations, liquidations, distributions of assets, issuance of rights or warrants to purchase securities, and similar events.  In the event of any such transaction or event or in the event of a change of control of the Company, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each option right or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change of control of the Company, the Compensation Committee may in its sole discretion elect to cancel such option right or SAR without any payment to the person holding such option right or SAR.  The Compensation Committee shall also make or provide for such adjustments in the number of shares available under the Plan and the other limitations contained in the Plan as the Compensation Committee may determine appropriate to reflect any transaction or event described above, except that any such adjustment will be made only to the extent that it would not cause any option right intended to qualify as an ISO to fail to so qualify.

Change of Control

Under the Plan, change of control includes (1) the merger or consolidation or reorganization into or with another corporation or other legal person, and as a result of such transaction, less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of common stock outstanding immediately prior to such sale or transfer; (2) a sale or transfer of all or substantially all of our assets to any other corporation or other legal person (other than our subsidiary) and less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of common stock outstanding immediately prior to such sale or transfer; (3) if, at any time after any public offering, any person becomes a beneficial owner of securities representing more than 50% of the combined voting power of our then outstanding securities, or (4) our stockholders approve a plan of complete liquidation or dissolution of the Company.

Withholding Taxes

To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that a participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants.  The Plan and any grants made under the Plan shall be administered in a manner consistent with this intent.  Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

    Termination

No grant will be made under the Plan more than 10 years after the date on which the Plan is first approved by our Board of Directors, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on January 1, 2009.  This summary is not intended to be complete and does not describe state or local tax consequences.  It is not intended as tax guidance to participants in the Plan.

Tax Consequences to Participants

Non-qualified Option Rights.  In general, (1) no income will be recognized by an optionee at the time a non-qualified option right is granted; (2) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights.  No income generally will be recognized by an optionee upon the grant or exercise of an ISO.  The exercise of an ISO, however, may result in alternative minimum tax liability.  If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

    If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares.  Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR.  When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”).  However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares.  If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

    RSUs.  No income generally will be recognized upon the award of RSUs.  The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.  No income generally will be recognized upon the grant of performance shares or performance units.  Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Tax Consequences to the Company or a Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Plan by our stockholders.

New Plan Benefits

Because awards to be granted in the future under the Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the Plan by our directors, officers or employees.

For grants made during our fiscal year 2008 to our named executive officers, please see the Grants of Plan-Based Awards Table on page 31.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans (other than qualified employee benefits plans) as of April 1, 2009.

	Number of Securities	Weighted-Average	Number of Securities Remaining
	to be Issued Upon	Exercise Price of	Available for Future Issuance
	Exercise of	Outstanding	Under Equity Compensation
	Outstanding Options,	Options, Warrants	Plans (Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,794,821	$4.62	849,246
Equity compensation plans not approved by security holders	319,052[1]	$10.97[1]	972,303[2]
Total	5,113,873		1,821,549
_________________________________

1 Represents stock option grant to purchase 319,052 shares of our common stock to our President and Chief Executive Officer pursuant to his employment agreement.

2 Represents amounts that may be issued under our Director Compensation Plan which plan will terminate if the stockholders approve the Amended and Restated 2005 Equity and Performance Incentive Plan.

Our Board of Directors unanimously recommends a vote FOR adoption of our Amended and Restated 2005 Equity and Performance Incentive Plan.

PROPOSAL THREE

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP to act as ICG’s independent registered public accountants for the fiscal year ending December 31, 2009. The Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the 2009 Annual Meeting. Deloitte & Touche LLP was ICG’s independent registered public accountants for the fiscal year ended December 31, 2008.

Stockholder ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2009 fiscal year if the Board of Directors determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2009 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL

We expect the following proposal to be presented by the Office of the Comptroller of New York City at the 2009 Annual Meeting.  The New York City Comptroller’s address and number of shares it beneficially owns will be provided to any stockholder promptly upon oral or written request to the Corporate Secretary of the Company.  Following SEC rules, other than minor formatting changes, the proposal and supporting statement as they were submitted to us are set forth below verbatim. We take no responsibility for statements made by the sponsor in connection with the proposal.

Our Board of Directors has recommended that you vote AGAINST this proposal for the reasons explained below.

Global Warming

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all greenhouse gas emissions generated by fossil fuels in the U.S.

Seventeen U.S. states have established statewide emissions reduction goals and a majority of US states have entered into regional initiatives to reduce emissions. Two such initiatives are the Western Climate Initiative, a six-state collaboration with an emissions reduction goal of 15% below 2005 levels by 2020; and the Regional Greenhouse Gas Initiative, involving nine northeastern states that aim to reduce carbon dioxide emissions from power plants by 10% between 2009 and 2019. As of September 2007, the U.S. Senate is considering at least seven proposals calling for a national cap-and-trade system to regulate and reduce greenhouse gas emissions.

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of Coal-fired generation have vaporized, while clean Coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce greenhouse gas emissions.

RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations. The report should be provided by December 31, 2009 at a reasonable cost and omit proprietary information.

Board Recommendation:

The Board of Directors recommends that stockholders vote AGAINST this proposal.

We are mindful of the public debate concerning climate change and existing and proposed efforts, including regulatory and legislative efforts, to reduce carbon dioxide and other emissions. The Company supports efforts to develop and install carbon capture and storage capabilities on the nation’s fleet of coal-fired power plants in order to protect the environment while securing a dependable electricity supply for our citizens.

Our Company strives to achieve high standards in environmental stewardship with respect to its mining operations.  We are committed to compliance with environmental requirements applicable to us, as well as any such requirements that may apply to us in the future.  Current federal and state regulations require that all lands disturbed by mining be restored to stringent environmental standards.  However, the Company has adopted various environmental programs that go well beyond regulatory requirements and many of our operations have been recognized as leaders in environmental compliance and mined land restoration.  For example, our Hazard and Eastern subsidiaries have joined in an effort to reintroduce the American chestnut tree to Appalachia as part of our larger voluntary program to restore hardwood forests on mined lands.  Reforestation efforts, like those in our land restoration process, may be helpful in creating carbon “sinks.”  The Company also has undertaken to capture and commercially market coalbed methane, a potential greenhouse gas, where economically feasible.

Nevertheless, we are primarily a coal producer serving the electric power generation industry and other industries by supplying coal which we mine from a number of mining complexes in several states.  Our electric power generation customers burn these fuels to produce energy.  Carbon dioxide is one of the natural by-products of this combustion process.  The stockholder proposal with its references to the global power system, the combustion of coal, and initiatives to reduce carbon dioxide emissions from power plants obviously has direct relevancy to power generators.  However, our Company and its subsidiaries do not have any power plant operations, so this proposal simply is not directly relevant to the Company.

The nature, timing and potential effect of any greenhouse gas regulatory regime that may be put into place are impossible to predict at this time. Many potential legislative and regulatory approaches have been advanced, as have been proposals to encourage the development of alternative energy sources, such as solar, wind and water power.  However, in 2008 approximately 48% of our nation’s electricity was generated by coal-fired power plants.  As no practical replacement for this energy supply has been identified, mining and consuming coal is expected to continue for many years.

We will continue to carefully monitor these matters and make appropriate public disclosures in the future.  In the meantime, management recommended, and the Board of Directors concurred, that a special study and report of the type contemplated by the shareholder proposal was not a useful expenditure of management time or Company resources.

Therefore, the Board recommends you vote AGAINST this proposal.

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote is required for adoption of the shareholder proposal.

PROPOSAL FIVE

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2009 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card, by Internet or by telephone will vote your shares in accordance with their best judgment on such matters. The chairman of the 2009 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board of Directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, including our executive officers, are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Business Conduct and Ethics is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print. We will also post on our website any amendment to, or waiver from, a provision of our policies as required by law. In addition, the Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the stockholders. The text of the Guidelines is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least once annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of a Director.

This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of Directors who are independent under applicable NYSE rules. To assist it in making its independence determinations, the Board of Directors has adopted categorical standards to identify relationships that are deemed to impair a Director’s independence. If none of the relationships enumerated in the categorical standards are present, a Director will be deemed to be independent. These categorical standards are attached as an annex to our above-described Guidelines on Significant Corporate Governance Issues. These categorical standards, which are consistent with the general requirements of independence under the NYSE rules, provide that a Director is independent if the Board determines that he or she currently has no direct or indirect material relationship with us and:

•	for the last three years, the Director has not been our employee and no member of the Director’s immediate family has been one of our executive officers;

•
for the last three years, neither the Director, nor any member of the Director’s immediate family, has received more than $120,000 during any 12-month period in direct compensation from us (other than Director or committee fees, pensions or deferred compensation);

•
(i) the Director is not a current partner or employee of our internal or external auditor; (ii) no member of the Director’s immediate family member is a current partner or a current partner of such firm; (iii) no Director has an immediate family member who is a current employee of such a firm and personally works on our audit; and (iv) no Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•
for the last three years, neither the Director, nor any member of the Director’s immediate family, has been employed as an executive officer of another company whose compensation committee includes one of our executive officers; and

•
the Director is not employed by, and no member of the Director’s immediate family is an executive officer of, any company that within the last three years has made payments to, or received payments from, us for property or services in annual amounts exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues.

After considering the above standards for independence and the standards for independence adopted by the NYSE, the Board of Directors has determined that all current Directors (including those nominated for reelection), other than Mr. Hatfield, (i.e., seven of eight) are independent.

In making this determination, the Nominating and Corporate Governance Committee and the Board of Directors broadly considered all relevant facts and circumstances, including:

•	the nature of any relationships with us;

•	the significance of the relationship to us, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

None of the Directors, other than Mr. Hatfield, receives any compensation from us other than customary director and committee fees. We pay WL Ross & Co. LLC a fee for advisory services and have reimbursed certain counsel fees for WL Ross & Co. LLC and Mr. Ross as further described under “Certain Relationships and Related Party Transactions” described below. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. and Ms. Teramoto is a Senior Vice President of WL Ross & Co. LLC.  The Board of Directors has determined that these fees do not impair Mr. Ross’ or Ms. Teramoto’s independence under the foregoing standards.

Director Compensation

Directors who are also our employees receive no additional pay for serving as directors. We currently compensate our non-employee directors in the amount of $50,000 per year and $1,600 per meeting, as well as reimbursement for travel or other expenses incurred in connection with their service.  In 2008, after review of director compensation for the publicly traded companies within our peer group, the Board approved an annual retainer commencing in 2009 of $15,000 for the chair of the Audit Committee of the Board and an annual retainer of $5,000 for each of the chairs of the Compensation and Nominating and Corporate Governance Committees of the Board.  In addition, commencing in 2009, each non-employee director will be entitled to receive an annual grant of restricted share units equivalent to $50,000 in value on the date of grant.  The annual grant of restricted share units is expected to be made simultaneously with annual equity awards to the executive officers.

Board Attendance

The Board of Directors held five meetings during 2008. During that period, each incumbent director attended all of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure as director, except that Dr. Catacosinos missed one Audit Committee meeting and one Nominating Committee meeting due to a short illness, and one Audit Committee meeting due to a scheduling conflict.  All of our Board members attended the 2008 Annual Meeting. All of our Board members are expected to attend the 2009 Annual Meeting. Our independent directors held four executive sessions outside the presence of management in 2008. The Board of Directors has elected Mr. Ross to preside at these executive sessions.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board of Directors, a board committee or with an individual director may do so by sending an email to RNicholson@intlcoal.com or writing to such group or persons at:

International Coal Group, Inc.
300 Corporate Centre Drive
Scott Depot, West Virginia 25560
Attention: Roger L. Nicholson, Senior Vice President, Secretary and General Counsel

Communications should specify the addressee(s) and the general topic of the communication. Our general counsel will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

Committees of the Board of Directors

The Board of Directors has appointed three standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print. A description of each committee and its membership follows.

Compensation Committee

Our Compensation Committee consists of Mr. Gaines (Chair), Ms. Bezik, Mr. Carino, and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Compensation Committee met four times during 2008 and held three executive sessions outside the presence of management. Some of the primary responsibilities of the Compensation Committee include the following:

•
annually reviewing the corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and, together with the other independent members of the Board of Directors, determining and approving the CEO’s compensation levels, including salary, bonus, incentive and equity compensation, based on this evaluation;

•
annually reviewing the evaluation process and compensation structure for our other executive officers, evaluating the performance of our other executive officers and approving the annual compensation levels, including salary, bonus, incentive and equity compensation for such executive officers based on these evaluations;

•	reviewing our incentive compensation plans and equity-based compensation plans and recommending changes to such plans to the Board as needed;

•	taking such actions as are contemplated to be taken by the Compensation Committee under our equity incentive and other employee benefit plans; and

•
reviewing our “Compensation Discussion and Analysis,” making a recommendation as to whether to include it in our Annual Report on Form 10-K and proxy statement relating to our annual meeting of stockholders, and including such recommendation in our proxy statement for our annual meeting of stockholders.

The Compensation Committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities.

A separate Compensation Committee Report is set forth on page 38 of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance committee consists of Dr. Catacosinos (Chair), Mr. Carino and Ms. Teramoto, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Nominating and Corporate Governance Committee met six times in 2008 and held four executive sessions outside the presence of management. The duties of the Nominating and Corporate Governance Committee include, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending candidates to fill vacancies and newly-created positions on our Board of Directors;

•	recommending whether incumbent directors should be nominated for re-election to the Board of Directors;

•	reviewing and recommending corporate governance principles applicable to our Board of Directors and our employees; and

•	recommending Board members to the Board of Directors for committee membership.

Our Chief Executive Officer, members of the Nominating and Corporate Governance Committee, and other members of our Board of Directors are the primary sources for the identification of prospective nominees. The Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates. The Nominating and Corporate Governance Committee assesses potential director nominees based on a variety of factors, such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the other directors.

The Nominating and Corporate Governance Committee will also consider director recommendations from stockholders that are properly submitted. This does not necessarily mean, however, that any person recommended by a stockholder will be nominated by the Nominating and Corporate Governance Committee. For a description of the process for nominating directors in accordance with the By-laws, please refer to “Stockholder Proposals for the 2010 Annual Meeting” on page 44 of this proxy statement. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by Board members, management, third party search firms or stockholders.

Audit Committee

Our Audit Committee consists of Ms. Bezik (Chair), Dr. Catacosinos, Mr. Gaines, and Mr. Mitchell, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.  The Board has determined that Ms. Bezik and Mr. Mitchell are the Audit Committee financial experts based on their satisfaction of the NYSE and Securities and Exchange Commission (“SEC”) standards of possessing accounting or related financial management expertise. The Audit Committee oversees the engagement of independent registered public accountants, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.

The Audit Committee met 14 times during 2008 and held ten executive sessions outside the presence of management. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its oversight responsibility with respect to:

•	the integrity of our financial statements;

•	our financial reporting process and our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls; and

•	the performance of our independent auditors and our internal audit function.

Some of the primary responsibilities of the Audit Committee include the following:

•	to appoint ICG’s independent registered public accounting firm, which shall report directly to the Audit Committee;

•	to approve all audit engagement fees and terms and all permissible non-audit engagements with ICG’s independent registered public accounting firm;

•	to ensure that we maintain an internal audit function and review the appointment of the senior internal audit team and/or provider;

•
to meet on a regular basis with our financial management, internal audit management and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

•
to oversee our financial reporting process and to review in advance our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual report to stockholders, proxy materials and earnings press releases;

•	to review our guidelines and policies with respect to risk assessment and risk management, and to monitor our major financial risk exposures and steps management has taken to control such exposures;

•	to produce the Audit Committee’s report to be included in our annual proxy statement;

•	to review and approve related person transactions in accordance with our policies and procedures; and

•	to make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

A separate Report of the Audit Committee is set forth on page 43 of this proxy statement.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Bennett K. Hatfield	52	President, Chief Executive Officer and Director
Phillip Michael Hardesty	46	Senior Vice President, Sales and Marketing
Bradley W. Harris	49	Senior Vice President, Chief Financial Officer and Treasurer
Oren Eugene Kitts	54	Senior Vice President, Mining Services
Samuel R. Kitts	47	Senior Vice President, Planning & Organizational Development
Roger L. Nicholson	48	Senior Vice President, Secretary and General Counsel
William Scott Perkins	53	Senior Vice President, Kentucky Region Operations
Charles G. Snavely	53	Senior Vice President, West Virginia and Northern Region Operations
Joseph R. Beckerle	47	Chief Accounting Officer

Bennett K. Hatfield—President, Chief Executive Officer and Director

Mr. Hatfield has been our President, Chief Executive Officer and a Director since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in Mining Engineering from Virginia Polytechnic Institute and University.

Phillip Michael Hardesty—Senior Vice President, Sales and Marketing

Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005. Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States, including Vice President, Commercial Optimization from January 2005 through April 2005, Vice President, Marketing Services from July 2002 through January 2005, and Director of Marketing Services from August 1998 until July 2002. Mr. Hardesty has a B.S. in Accounting from the University of Kentucky.

Bradley W. Harris—Senior Vice President, Chief Financial Officer and Treasurer

Mr. Harris has been a Vice President and Chief Financial Officer since September 2006 and our Senior Vice President since May 2007 and our Treasurer since November 2007. Prior to joining us, Mr. Harris was employed by GMH Communities Trust, or GMH, a self-advised, self-managed, specialty housing company, where he most recently served as Executive Vice President and Chief Financial Officer and was responsible for financial reporting, accounting, information technology and human resources from August 2004 through March 2006. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004, Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris is a C.P.A. (Certified Public Accountant) and has a B.S. in Accounting and an M.B.A., both from Lehigh University.

Oren Eugene Kitts—Senior Vice President, Mining Services

    Mr. Kitts has been our Senior Vice President, Mining Services since May 2005. Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until May 2005. Prior to Arch, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003. Prior to March 1996, Mr. Kitts spent over twelve years with A. T. Massey Coal Company, Inc., a Central Appalachian coal producer, in a variety of technical and management assignments, including president of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for its coal mining operations in southern West Virginia and eastern Kentucky. Mr. Kitts has a B.S. in Civil Engineering from West Virginia University.

Samuel R. Kitts—Senior Vice President, Planning & Organizational Development

Mr. Kitts has been our Senior Vice President, Planning and Organizational Development since August 2008, was our Senior Vice President, West Virginia Region Operations from November 2007 to August 2008 and our Senior Vice President, West Virginia and Maryland Operations from April 2005 to November 2007.  Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company. Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts has both a B.S. in Geology and an M.B.A. from Marshall University.

Roger L. Nicholson—Senior Vice President, Secretary and General Counsel

Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005 and our Secretary since February 2006. Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005. His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate. Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002. From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company. He has a B.S. in Economics and Political Science from Georgetown College and a J.D. from the University of Kentucky.

William Scott Perkins—Senior Vice President, Kentucky Region Operations

Mr. Perkins has been our Senior Vice President, Kentucky Region Operations since November 2007 and was our Senior Vice President, Kentucky and Illinois Operations from April 2005 to November 2007 and held the same position at ICG, Inc. since January 2005. Prior to his employment with us, Mr. Perkins held various positions with our predecessors. From July 2003 through January 2005, Mr. Perkins was the Vice President and General Manager of the Evergreen Mining Company Division of Horizon, the Vice President and General Manager of Horizon’s Kentucky Division—Union Free from October 2001 until June 2003 and the Vice President—Appalachian Region Union Free Surface Operations of AEI Resources from May 1999 until September 2001. Mr. Perkins has a B.S. in Geology from Kent State University.

Charles G. Snavely—Senior Vice President, WV and Northern Region Operations

Mr. Snavely has been our Senior Vice President, WV and Northern Region Operations since August 2008, our Senior Vice President, Planning and Acquisitions and Northern Region Operations from November 2007 to August 2008, and our Vice President, Planning and Acquisitions from July 2005 to November 2007.  Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until July 2005. While at Bell County Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until joining us. Mr. Snavely has a B.S. in Mining Engineering from Virginia Tech University.

Joseph R. Beckerle—Chief Accounting Officer

Mr. Beckerle has been Chief Accounting Officer since October 2007. From August 2005 until October 2007, Mr. Beckerle was our Director of Sarbanes-Oxley Compliance and External Reporting.  Mr. Beckerle was employed by AG Edwards, Inc., a financial services holding company, from February 1999 through August 2005, serving most recently as Associate Vice President, Director of Sarbanes-Oxley Compliance and Manager of External Reporting. Mr. Beckerle also worked at Deloitte & Touche LLP from 1993 to 1999, where he last served as an Audit Senior Manager. Mr. Beckerle received a B.S. in Accounting from Southwest Missouri State University and is a certified public accountant.

Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers other than among two executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

Our compensation program is designed to align our executives’ compensation with our overall business strategies consisting of achievement of safety, environmental and financial objectives, which we believe are key drivers to the success of our business within an appropriate risk taking parameter.  In addition, we use compensation to attract, retain and motivate highly-qualified executives in a highly-competitive market.

The Compensation Committee of our Board of Directors is responsible for developing and maintaining appropriate compensation programs for our executive officers, including our named executive officers.  In 2009, the Compensation Committee engaged Exequity as its independent compensation consultant in connection with our 2005 Amended and Restated 2005 Equity and Performance Incentive Plan.

In order to carry out these responsibilities effectively, the Compensation Committee:

•	reviews annual compensation and benefit values that are being offered to each executive;

•	reviews publicly-available annual compensation and benefit values that are being offered by peer companies in the coal industry;

•	reviews the performance of senior management, including the named executive officers, with our chief executive officer; and

•	meets with our chief executive officer and other members of senior management in connection with compensation matters and periodically meets in executive session without management.

Elements of Compensation

Our compensation program currently consists of:

        •    base salary;

        •    annual performance-based cash bonuses;

        •    long-term incentives consisting primarily of periodic grants of restricted shares and stock options; and

        •    retirement and other benefits.

Role of Management in Setting Executive Compensation

On an annual basis, the Compensation Committee considers market competitiveness, business results, experience and individual performance in evaluating named executive officer compensation.  The chief executive officer, together with members of our Accounting and Legal Departments, works to design and develop compensation programs, to recommend changes to existing plans and programs applicable to named executive officers and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Compensation Committee in making its decisions, and ultimately to implement the decisions of the Compensation Committee.

The chief executive officer and other members of senior management selected a peer group for comparison purposes consisting of Alliance Resource Partners LP, Alpha Natural Resources Inc., Arch Coal Inc., CONSOL Energy Inc., Foundation Coal Holding Inc., James River Coal Co., Massey Energy Co., and Patriot Coal Co., which are either direct competitors in our geographic market or are coal producers similar in size to us.  This helps to ensure our executive compensation levels are competitive relative to the companies with which we compete for industry-specific talent in a very tight marketplace.  Compensation is generally determined to be competitive if it was within +/- 15% of the targeted competitive market rates.  The Compensation Committee reviewed each element and found ICG’s base salary levels to be competitive with the median of both the published survey market data and proxy information; total cash and total direct compensation levels fell between the 25th and 50th percentiles of the published survey data and the proxy data; and ICG’s maximum annual incentive award opportunities were found to be generally in line with the maximum competitive awards for payout levels between 150%-200% of targeted levels for superior performance.

Our general counsel acted as an intermediary at the request of the Compensation Committee and retained Towers Perrin (“Towers”) as the compensation consultant in 2008 for the review and potential modification of the Company’s base salaries.  The consultant submitted a written report that was reviewed and discussed by the Compensation Committee at its meeting in February 2008.  The Compensation Committee provided requests for additional information and specific questions for the consultant which were relayed through our general counsel.  The Compensation Committee also discussed an updated report at its meeting in August 2008 and then with the full Board.  The Compensation Committee and the Board also used the expertise in the coal industry of the chief executive officer with respect to compensation matters and facilitating the process, but the Compensation Committee closely scrutinized the information and applied the experience and judgment of the Committee members in making final decisions with respect to compensation matters.

The chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance, safety and environmental goals for the executive team.  He works closely with other members of executive management in analyzing relevant market data, including the information provided by Towers, to determine base salary and annual target bonus opportunities for senior management and to develop targets for the short- and long-term incentive plans.  Targets are set to drive both annual performance and long-term value creation for stockholders.  The chief executive officer also provides input into his own compensation as he participates in a self-assessment with the Compensation Committee.  This self-assessment includes a review of his view of the accomplishment of his goals against actual performance.  In February 2009, the chief executive officer discussed actual targets and goals with the Compensation Committee for the 2008 fiscal year.  Except as expressly provided in his employment agreement, the chief executive officer is subject to the same financial performance, safety and environmental goals as the other named executive officers, all of which are approved by the Compensation Committee.

Rationale for Compensation Decisions

The compensation program for senior management, including our named executive officers, is designed to reinforce the importance of performance and accountability—at both the individual and corporate levels.  A broad range of facts and circumstances is considered in setting executive compensation.  Among the factors considered for executives generally, and for the named executive officers in particular, are company results, experience, market competitiveness and individual performance.  In evaluating individual performance, the Compensation Committee considers each named executive officer’s performance with respect to: safety, commitment, quality of work, quantity of work, initiative, job knowledge, teamwork and communication.  We do not assign a particular weight to any of these factors as the importance of each factor may differ from year to year, and may differ among individual named executive officers in any given year.  For example, when we recruit externally, market competitiveness, experience, as well as the circumstances unique to a particular candidate, may weigh more heavily in the compensation analysis.  In contrast, when determining year-over-year compensation for current named executive officers, business results and market competitiveness generally factor more heavily into the analysis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation.  These results are reviewed and discussed by the Compensation Committee.  Payouts are most heavily weighted towards financial results of the recently completed fiscal year as compared to targets approved by the Compensation Committee under our incentive compensation plans.  In addition, these results typically form the basis for setting performance targets for the next fiscal year.  To a lesser extent, the Compensation Committee considers the individual performance of our named executive officers.  If and when individual performance is considered noteworthy by the Compensation Committee, or if the Compensation Committee determines that an adjustment in compensation is required due to an executive’s change in job duties or in order to maintain market competitiveness and retention value for that individual, then the Compensation Committee may, irrespective of overall Company performance, use its discretion in determining base salaries.

In evaluating the performance of the chief executive officer and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the working relationship with the Board.

Elements of 2008 Executive Compensation

Base Salary

In determining base salaries, the Compensation Committee evaluates overall company performance, individual contribution and performance, employee expertise and retention value, base salaries paid for comparable positions in our compensation peer group and total target compensation.  The Compensation Committee reviews the base salaries of the named executive officers to ensure they take into account individual performance, experience and retention value and that salary levels continue to be competitive with companies of similar size and complexity. Our Compensation Committee usually makes compensation decisions for the new fiscal year at its first meeting each year.  The Compensation Committee reviewed a report prepared by Towers at the February 2008 meeting and determined to defer reviewing base salaries until its August 2008 meeting.

At that time, the Compensation Committee received an updated report from Towers as to the competitiveness of the base salaries offered by the Company.  Based on the information reviewed by the Compensation Committee in connection with their review of the total mix of compensation paid to senior executive officers, including the fact that most named executive officers had received no salary adjustment since their hiring, the results of the Towers analysis and opportunities for other employment afforded to certain named executive officers, the Compensation Committee recommended, and the Board approved, increases in certain executive officers’ base salaries effective as of October 1, 2008 with the proviso that the previous 2008 salary would be used for calculation of all 2008 bonus awards.  Set forth below is the base salary information for the named executive officers; see the “Summary Compensation Table” for more information.

Name	Previous Salary	Salary as of 10/1/08
Bennett K. Hatfield	$500,000	$575,000
Bradley W. Harris	$265,000	$285,000
William Scott Perkins	$275,000	$300,000
Roger L. Nicholson	$260,000	$300,000
Charles G. Snavely	$250,000	$300,000

Annual Cash Bonus

Our annual non-equity incentive compensation plan is a cash bonus that links the compensation of plan participants directly to the accomplishment of specific business goals that we believe reflect value creation for the stockholders.  Based on the amount of each of the named executive officers’ base salaries, the Compensation Committee has set a target incentive compensation opportunity for each named executive officer (other than the chief executive officer) at 100% of base salary.  However, the Compensation Committee determined that the base salary in effect prior to the salary adjustments in August 2008 would constitute the base salary for the purposes of calculating the annual bonus for 2008.  The target incentive compensation opportunity is designed to provide substantial incentive for individual and company performance in the safety, environmental and financial aspects of the business, while offering incentive compensation that is competitive with the compensation peer group.

The chief executive officer’s target incentive compensation is set at 200% of his base salary in accordance with his employment agreement.  Our chief executive officer voluntarily declined at his own suggestion to have his bonus calculated in accordance with his employment contract for 2008 and instead elected to utilize the same performance-based methodology by which bonuses were calculated for the rest of the senior management team, representing a voluntary reduction in the amount of bonus payable.  As with the other named executive officers, the chief executive officer’s base salary in effect prior to the salary adjustment in August 2008 constituted the base salary for purposes of calculating the annual bonus for 2008.

The bonuses paid to the named executive officers under our bonus plan were determined by multiplying the incentive target (in dollars) by an award multiple.  The award multiple is determined based on the results for three performance targets: earnings before interest, taxes, depreciation, depletion, amortization, impairment charges and minority interest (Adjusted EBITDA) representing 70% of the total award, safety and environmental performance each representing 10% of the total award and a discretionary component to be determined by the Compensation Committee representing the final 10% of the total award.

•
Financial Performance: Our 2008 Adjusted EBITDA target for compensation purposes was $109.8 million.  The amount was chosen because it was determined based on the 2008 business plan to be achievable, yet aggressive, and therefore being at risk.  Our 2008 Adjusted EBITDA was $127.2 million including a $24.6 million gain as a result of a coal reserve exchange with a third party.  Because the significant gain from the exchange did not represent Adjusted EBITDA derived from operations, management recommended, and the Compensation Committee concurred, that for purposes of awarding annual bonuses, the gain reflected in the Adjusted EBITDA as result of that exchange should not be considered in determining annual bonuses for 2008.  The methodology for calculation of the bonus provides that the financial component should be zero if Adjusted EBITDA was 65% or less of the target.  Since the actual 2008 Adjusted EBITDA exclusive of the gain from the swap exceeded 65% of the target, a calculation was used by comparing (i) $31.2 million representing the difference between Adjusted EBITDA ($102.6 million) and 65% of the Adjusted EBITDA target ($71.4 million) and (ii) $38.4 million representing the difference between the Adjusted EBITDA target ($109.8 million) and 65% of the Adjusted EBITDA target ($71.4 million), or 81.1%.  Based on these calculations, the Compensation Committee determined to award 81.1% of the 70% in respect of financial performance.

•
Safety Performance: Our safety performance metric is the non-fatal days lost (NFDL) accident rate, which we believe is the most commonly used metric to measure safety in the coal industry, weighted for our actual production mix.  NFDL is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.  Our NFDL weighted average rate in fiscal 2008 was 3.18, compared to the national NFDL average rate of 2.77.  Based on this measure, no bonus was awarded in respect of the safety component.

•
Environmental Stewardship: Our environmental performance is based on violations per inspector day, a commonly used metric within the coal industry.  Violations per inspector day (VPID) is calculated based on the total number of environmental notices of violation received by us from federal and state mining inspectors per day that an inspector inspects our sites.  Our violations per inspector day in 2008 were 0.010, representing a decrease from a rate of 0.012 in 2007.  Based on the decrease in the total number of violations, the Compensation Committee determined to award 100% for the environmental component.

•
Discretionary: The Compensation Committee may grant a discretionary component in the calculation of annual bonus to take into account specific notable achievements during a year that may not be covered in the financial performance, safety and environmental components.  Given the prevailing economic conditions, management recommended, and the Compensation Committee granted, no discretionary component in determining the 2008 annual bonus.

Combining the four components in calculating the annual bonus: financial was 81.1% of 70%, or 56.8%; safety was 0% of 10%, or 0%; environmental was 100% of 10%, or 10%; and discretionary was 0% of 10%, or 0%, yielding an annual bonus of 66.8% of the target bonus amount.  The Compensation Committee authorized the chief executive officer to adjust the individual annual bonus awarded by up to 20% more than the calculated annual bonus amount, or down to zero, for each executive officer based on 2008 performance in their individual areas of responsibility.  The calculated annual bonus award for each of the named executive officers resulted in the annual bonus as set forth in the table below:

2008 Annual Cash Bonus

Name	Target Award as a % of Salary	Target Award	Actual Payout as a % of Target	Actual Payout ($)
Bennett K. Hatfield	200%	$1,000,000	66.8%	$668,000
Bradley W. Harris	100%	$265,000	66.8%	$177,020
William Scott Perkins	100%	$275,000	66.8%	$183,700
Roger L. Nicholson	100%	$260,000	70.1%	$182,364
Charles G. Snavely	100%	$250,000	76.8%	$192,050

See the “Summary Compensation Table” and “Grants of Plan-Based Awards” for more information.

The global financial and credit crisis has presented challenges for many companies, including ours.  However, the Compensation Committee did not lower the performance targets for our executive officers in light of recent economic conditions; instead, cash incentive payments for 2008 were based on achievement of the same Adjusted EBITDA target that the Compensation Committee set in February of 2008.  In February 2009, we set a new financial performance target for our named executive officers’ 2009 cash incentive payment based on Adjusted EBITDA.  This financial performance target reflects our expectations for coal industry conditions for 2009, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the executive believes that the payment is at risk.

Although payments must be perceived to be at risk to incentivize strong performance, we do not believe that our cash incentive compensation system promotes inappropriate risk-taking by our named executives.  We believe that our selection of Adjusted EBITDA as a performance measure encourages management to take a balanced approach that focuses on corporate profitability.

Stock-Based Compensation

Initial equity awards for our chief executive officer and those members of senior management who report directly to the chief executive officer are authorized by the Compensation Committee.  For new hires in management positions below those members of senior management, initial equity awards are authorized by the chief executive officer who has been granted the authority to make individual awards at levels pre-established by the Compensation Committee.  No initial hiring awards were made to named executive officers in 2008.

The exercise price of each stock option awarded to our senior management under our long-term incentive plan is the closing price of our stock on the date of grant.  Accordingly, those stock options will have intrinsic value to employees only if the market price of the stock increases after that date.  Both stock options and restricted shares generally vest 25% per year over a period of four years; however, all stock option and restricted stock grants will immediately vest upon a change of control and all restricted stock grants will also immediately vest upon the holder’s death or disability.  Stock options expire ten years from the date of grant.

As previously disclosed, in 2008 we revised the protocol for determining annual equity awards so that the awards more closely align with performance.  Based on the analysis provided by Towers and the Compensation Committee’s desire to further link pay and performance, the Compensation Committee adopted a revised protocol relating to annual equity awards.  The revised protocol, which was adopted in early 2008, is effective beginning with awards granted in 2009 related to 2008 performance.  Although both the old and the new protocols were designed to encourage the creation of long-term value for our stockholders and promote employee recruitment, retention and equity ownership, the two protocols differ in some respects.

Under our old protocol for determining annual equity awards, the Compensation Committee granted equity awards to our executives based on competition in the market for the executives and based on reflection as to the executives’ total compensation package and to the retention-based philosophy upon which the annual equity award program was initially built.  In addition, in accordance with our historical program, we made a cash payment to our executive officers to assist in paying taxes incurred as a result of participating in the plan.  As previously disclosed, the Compensation Committee elected to grant awards on March 26, 2008 under the old protocol.  See the “Summary Compensation Table” and “Grants of Plan-Based Awards” for more information.

Under our new protocol, our Compensation Committee determines annual equity awards for our executives in or about March of each year and no longer authorizes additional cash payments to assist executives in paying taxes incurred as a result of participating in the plan.  In addition, equity awards under the new protocol are now based on the same performance metrics used for the annual cash bonus, but with 70% attributable to financial performance, 20% to safety, 10% to environmental and no general discretionary component.  Each of the components has a target, threshold and maximum range as follows:

Component	Target	Threshold	Maximum
Financial Performance	Adjusted EBITDA Target	75%	135%
Safety	National NFDL Rate	125%	50%
Environmental	Prior Year’s VPID Rate	150%	50%

If performance falls between threshold and target or between target and maximum, the award level earned is determined on a pro rata basis.  If performance falls below the threshold level, no award is granted other than at the discretion of the Compensation Committee.  If performance exceeds the maximum award level, the award is capped at the value attributable to the maximum award level.  The total value of the equity awards is determined as a percentage of the average base salary for employees participating in that level.  Our chief executive officer is in a level by himself and the other named executive officers are in a level with other senior management.  The threshold, target and maximum award percentage levels are as follows:

Target Award as a % of Salary

Title	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
Other Named Executive Officers	25%	50%	100%

The percentages were determined so as to position the Company at or near the median of our peer companies.  The total value of the award is then allocated 40% to restricted stock and 60% to stock options consistent with the previous program.  The value of the award allocated to restricted stock is divided by the per share closing stock price immediately prior to the date when the award is approved.  The value of the award allocated to stock options is divided by the fair value of an individual stock option as determined on the same day using the Black-Scholes option-pricing model.

As with cash incentive payments, the Compensation Committee decided not to lower our executives’ Adjusted EBITDA target for equity awards in light of recent economic conditions.  Instead, we based equity awards related to 2008 performance for executives, including our named executives, on the same financial performance target that the Compensation Committee set in February 2008.  Based on our executives’ actual performance with respect to these targets (and after weighting safety performance to reflect 20% of the calculation instead of the 10% for which it accounts in calculating annual cash bonuses), the equity awards granted in March 2009 (25% vesting on April 30 in each of 2010, 2011, 2012 and 2013) to each of our named executive officers were as follows:

Equity Awards Related to 2008 Performance

Name	Restricted Stock	Stock Options
Bennett K. Hatfield	117,627	401,000
Bradley W. Harris	29,759	101,453
William Scott Perkins	29,759	101,453
Roger L. Nicholson	29,759	101,453
Charles G. Snavely	29,759	101,453

Under the new protocol described above, our Compensation Committee will determine the size of equity awards related to 2009 performance  for our executives, including our named executives, based on the same performance targets set for 2009 cash incentive awards.  See “—Annual Cash Bonus.”  We do not believe that the use of such performance targets in making equity incentive awards has encouraged or will encourage inappropriate risk-taking by our executives.  As with our cash incentive awards, we believe that our selection of Adjusted EBITDA as a financial performance measure encourages management to take a balanced approach that focuses on corporate profitability.  Our 2009 Adjusted EBITDA target reflects our expectations for coal industry conditions for 2009, and the need to set an achievable, yet aggressive, goal for incentive purposes, such that the executive believes that the payment is at risk.

    In March 2009, our Board of Directors adopted the International Coal Group, Inc. Amended and Restated 2005 Equity and Performance Incentive Plan, subject to stockholder approval.  If the Amended and Restated 2005 Equity and Performance Incentive Plan is approved by our stockholders, future equity awards will be granted pursuant to such plan.  Further information regarding the Plan appears under the caption “Proposal Two - Amendment to our 2005 Equity and Performance Incentive Plan.”

Stock Ownership Guidelines

Both management and the Board of Directors believe our executives should acquire and retain a significant amount of our stock in order to further align their interests with those of stockholders.  Our chief executive officer is encouraged to achieve stock ownership equal to five times his base salary through retention of initial and annual stock awards and exercises of stock options, and senior executives that directly report to the chief executive officer are encouraged to achieve ownership equal to three times their base salary.  All executives are encouraged to meet these ownership levels within five years after assuming their executive positions.

Retirement Benefits

We believe that retirement benefits to our senior management, including the named executive officers, are an important part of our total compensation program in order to be competitive with our peer companies.  Our retirement benefits are currently provided through our 401(k) plans, medical benefit plans and life insurance plans.  The 401(k) plans match voluntary contributions of all participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible.  The named executive officers participate on the same terms as all of our other employees.  See the “Summary Compensation Table” for information regarding matching contributions to our 401(k) plan.

Perquisites

We annually review any perquisites that our chief executive officer and the other named executive officers may receive.  In addition to the cash and equity compensation discussed above, we provide our named executive officers with the same benefit package available to all salaried employees.  The package includes:

        •    health and dental insurance (portion of costs);

        •    basic life insurance; and

        •    long-term disability insurance.

We provide additional incentives and benefits in certain circumstances to some of our named executive officers that are described in the Summary Compensation Table.  Such perquisites include company vehicles and financial planning services.  Additionally, in accordance with Mr. Hatfield’s employment agreement, we are paying premiums through March 2015 with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee.  Our use of perquisites as an element of compensation is limited and is largely based on our belief that it is common among our peer group to provide them.  We do not view perquisites as a significant element in our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Change in Control and Severance Benefits

Our senior executive officers, including our named executive officers, are eligible for benefits and payments if their employment terminates upon a change in control or due to a position being eliminated, as further described under “Potential Payments upon Termination or Change in Control.”  Mr. Hatfield’s benefits are provided pursuant to his employment agreement, and the benefits for other senior members of management, including our named executive officers, are provided pursuant to a severance plan.  On April 24, 2008, Mr. Nicholson’s employment agreement terminated due to expiration in accordance with its terms, and the Compensation Committee approved his participation in the Executive Severance Plan applicable to the other senior executive officers upon termination of his employment agreement.  The purpose of these change-in-control protections is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, allowing our senior management to focus on running our company to maximize stockholder value and mitigate diversion of management’s attention due to uncertainty with respect to their employment situation.  The severance benefits also reflect the fact that it may be difficult for our executives to find comparable employment within a short period of time.

Tax Deductibility

We are mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code which prohibits public companies from deducting certain executive remuneration in excess of $1.0 million per executive.  We intend to maximize the corporate tax deduction.  However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility.  The Compensation Committee has approved the compensation of certain of our named executive officers recognizing that a portion of that compensation will not be deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our principal executive officer, our principal financial officer and our other three most highly compensated officers who were serving as executive officers at the end of 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett K. Hatfield, President and Chief Executive Officer	2008	515,288	–	330,375	371,049	668,000	–	329,527(4)	2,214,239
	2007	500,000	–	940,484	601,034	200,000	–	90,001(5)	2,331,519

Bradley W. Harris, Senior Vice President, Chief Financial Officer and Treasurer	2008	269,077	–	82,650	68,545	177,020	–	283,207(6)	880,499
	2007	265,000	–	62,400	29,800	47,700	–	125,726(7)	530,626

William Scott Perkins, Senior Vice President, Kentucky Region Operations	2008	280,096	–	86,474	83,446	183,700	–	84,356(8)	718,072
	2007	275,000	–	188,285	89,485	52,250	–	32,549(9)	637,569

Roger L. Nicholson, Senior Vice President, Secretary and General Counsel	2008	268,154	–	86,474	83,446	182,364	–	91,324(10)	711,762
	2007	260,000	–	188,285	89,485	57,200	–	35,360(9)	630,330

Charles G. Snavely, Senior Vice President, West Virginia and Northeast Region Operations	2008	260,192	–	93,563	88,656	192,050	–	86,209(10)	720,670
	2007	223,691	–	138,285	76,460	47,500	–	31,653(11)	517,589

(1)
Amounts represent expense recognized for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions.   Amounts shown do not include dividends as none were paid in 2008 or 2007. For further details on the vesting provisions and other material terms of these awards see “Outstanding Equity Awards at Fiscal Year-End.”  For further details on the assumptions made in the valuation of the awarded common stock see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Amounts represent expense recognized for financial statement reporting purposes for the fiscal year in accordance with SFAS No. 123R.  However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions.   Amounts shown do not include dividends as none were paid in 2008 or 2007. For further details on the vesting provisions and other material terms of these awards see “Outstanding Equity Awards at Fiscal Year-End.”  For further details on the assumptions made in the valuation of the awarded options see Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Represents 66.8% of the target award for each of Messrs. Harris and Perkins, 70.1% for Mr. Nicholson and 76.8% for Mr. Snavely.  Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract and instead decided to have his bonus calculated in the same manner as the senior management team described in the “Compensation Discussion and Analysis- Annual Cash Bonus.”  See Footnote 2 to “Grants of Plan-Based Awards” table for additional information about the  calculation of Mr. Hatfield’s bonus pursuant to his employment contract.

(4)
Includes a $297,371 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan.   Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee and the use of one Company vehicle.

(5)
Includes a $68,133 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan.  Amount also includes premiums paid with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee and the use of one Company vehicle.

(6)
Includes a $263,059 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan.  Amount also includes the use of one Company vehicle.

(7)
Includes a $104,820 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(8)
Includes a $67,734 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(9)
Includes a $15,723 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,500 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(10)
Includes a $68,624 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,800 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

(11)
Includes a $15,723 cash payment to assist in paying taxes resulting from the vesting of restricted stock and $13,408 in matching contributions to our 401(k) plan. Amount also includes the use of one Company vehicle.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of annual cash incentive compensation during 2008 to our executives named in the 2008 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bennett K. Hatfield	–	–	$1,000,000(2)	$ – (2)	–	–	–	52,000	232,000	$6.00	$882,720

Bradley W. Harris	–	–	$265,000(3)	$265,000(3)	–	–	–	12,000	56,000	$6.00	$209,760

William Scott Perkins	–	–	$275,000(3)	$275,000(3)	–	–	–	12,000	56,000	$6.00	$209,760

Roger L. Nicholson	–	–	$260,000(3)	$260,000(3)	–	–	–	12,000	56,000	$6.00	$209,760

Charles G. Snavely	–	–	$250,000(3)	$250,000(3)	–	–	–	12,000	56,000	$6.00	$209,760

(1)	As described in the “Compensation Discussion and Analysis – Stock Based Compensation” portion of our 2007 proxy statement, no awards were made in fiscal 2007, but deferred awards were granted in 2008.
(2)
Pursuant to Mr. Hatfield’s employment agreement, he is eligible for a targeted annual bonus of 200% of his base salary if our EBITDA for the prior year is between 90% and 110% of forecasted EBITDA; provided, however, that the Annual Bonus awarded will increase by 2% of any variance above 110% or decrease by any variance below 90%.  For 2008, Mr. Hatfield would have been entitled to a bonus of $819,452, representing a bonus of 82% of the target.  Mr. Hatfield voluntarily declined to have his bonus calculated in accordance with his employment contract for 2008 and instead to receive the same percentage as the rest of the senior management team.

(3)
Pursuant to our annual non-equity incentive program, each named executive officer is eligible for a targeted annual bonus equal to 100% of the named executive’s salary if our prior year’s performance meets threshold targets in the areas of safety, environmental stewardship, profitability and discretionary performance assessments. As further described in the “Compensation Discussion and Analysis,” the calculated annual bonus award for each of the executive officers was 66.8% of target.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2008 for our executive officers named in the 2008 Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Bennett K. Hatfield	319,052	–	–	$10.97	3/22/2015	–	$ –	–	–
	58,000	58,000(1)	–	$7.19	7/1/2016	13,000(2)	$29,900	–	–
	29,000	87,000(3)	–	$6.00	3/24/2018	19,500(4)	$44,850	–	–
	–	116,000(5)	–	$6.00	3/24/2018	26,000(6)	$59,800	–	–

Bradley W. Harris	20,000	20,000(1)	–	$6.24	8/30/2016	20,000(2)	$46,000	–	–
	7,000	21,000(3)	–	$6.00	3/24/2018	4,500(4)	$10,350	–	–
	–	28,000(5)	–	$6.00	3/24/2018	6,000(6)	$13,800	–	–

William Scott Perkins	50,000	–	–	$11.00	12/12/2015	–	$ –	–	–
	14,000	14,000(1)	–	$7.19	7/1/2016	3,000(2)	$6,900	–	–
	7,000	21,000(3)	–	$6.00	3/24/2018	4,500(4)	$10,350	–	–
	–	28,000(5)	–	$6.00	3/24/2018	6,000(6)	$13,800	–	–

Roger L. Nicholson	50,000	–	–	$11.00	12/12/2015	–	$ –	–	–
	14,000	14,000(1)	–	$7.19	7/1/2016	3,000(2)	$6,900	–	–
	7,000	21,000(3)	–	$6.00	3/24/2018	4,500(4)	$10,350	–	–
	–	28,000(5)	–	$6.00	3/24/2018	6,000(6)	$13,800	–	–

Charles G. Snavely	40,000	–	–	$11.00	12/12/2015	–	$ –	–	–
	14,000	14,000(1)	–	$7.19	7/1/2016	3,000(2)	$6,900	–	–
	7,000	21,000(3)	–	$6.00	3/24/2018	4,500(4)	$10,350	–	–
	–	28,000(5)	–	$6.00	3/24/2018	6,000(6)	$13,800	–	–

(A)	Based on a closing market price of $2.30 per share on December 31, 2008.
(1)	These options will vest in two equal installments on June 30, 2009 and 2010.
(2)	The restrictions on these shares will lapse in two equal installments on June 30, 2009 and 2010.
(3)	These options will vest in three equal installments on June 30, 2009, 2010 and 2011.
(4)	The restrictions on these shares will lapse in three equal installments on June 30, 2009, 2010 and 2011.
(5)	These options will vest in four equal installments on March 25, 2009, 2010, 2011 and 2012.
(6)	The restrictions on these shares will lapse in four equal installments on March 25, 2009, 2010, 2011 and 2012.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2008 for our executive officers named in the 2008 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)

Bennett K. Hatfield	—	—	81,750	$ 580,088
Bradley W. Harris	—	—	11,500	$ 150,075
William Scott Perkins	—	—	15,500	$ 142,400
Roger L. Nicholson	—	—	15,500	$ 142,400
Charles G. Snavely	—	—	13,000	$ 169,650

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, we have entered into an employment agreement with Mr. Hatfield which provides benefits upon the termination of employment under certain conditions, including in connection with a change-in-control, by us without cause and by the named executive officer with good reason. These provisions for Mr. Hatfield is set forth in his employment agreement. Importantly, these provisions limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering Mr. Hatfield’s right to receive termination benefits.

In addition, the Compensation Committee approved and adopted an Executive Severance Plan on February 21, 2007 which provides certain severance and other benefits to eligible employees (including our named executive officers other than Mr. Hatfield) whose employment is involuntarily terminated by us (other than for cause) or by the employee as a result of a reduction in 10% or more of the employees’ base salary. The Executive Severance Plan supersedes and replaces any prior policies and practices applicable to the eligible employees relating to severance. We determined that in order to be competitive with our peer companies and to assist in executive retention, it was appropriate to adopt a plan at this time.

We view all of these severance protection benefits as an important component of the total compensation package for our named executive officers. In our view, having these provisions helps to maintain the named executive officers’ objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders.

Employment Agreement

Employment Agreement with Bennett K. Hatfield

On March 14, 2005, we entered into an employment agreement with Mr. Hatfield to serve as our President, Chief Executive Officer and as a member of the Board of Directors. The initial term of Mr. Hatfield’s employment agreement was through March 31, 2008, but has automatically extended for one year through March 31, 2009. The employment agreement provides a base salary to Mr. Hatfield of $500,000 per year, subject to annual review by the Board of Directors. Effective as of October 31, 2008, Mr. Hatfield’s base salary was increased to $575,000 per year. In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain financial results measured by us meeting certain EBITDA targets. Mr. Hatfield’s target annual bonus for each year of his employment term is 200% of his base salary. Under the terms of the employment agreement, Mr. Hatfield receives term life insurance in the amount of $3.0 million for a period of 120 months from his hiring date that is owned by a designee of Mr. Hatfield, and participates in employee benefit plans and programs that we have adopted for executive level employees.

Pursuant to his employment agreement, Mr. Hatfield has been granted (i) an option to purchase shares of our common stock with a grant date value equal to $3.5 million (representing 319,052 shares at a per share exercise price of $10.97), 25% of which vested on the date of grant, 25% vested on March 14, 2006, 25% vested on March 14, 2007 and the remaining 25% vested on March 14, 2008, (ii) 206,250 restricted shares of common stock, 33.3% of which vested on March 14, 2006, 33.3% vested on March 14, 2007 and the remaining

33.3% vested on March 14, 2008, and (iii) 68,750 shares of common stock. Pursuant to his agreement, Mr. Hatfield made a timely election under Section 83(b) of the Code to include the restricted shares in gross income for 2006, and, as a result, we paid Mr. Hatfield an income tax gross-up payment to make Mr. Hatfield whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Hatfield. Under the terms of his employment agreement, Mr. Hatfield also purchased 25,000 shares of our common stock in September 2005 at $8.00 per share.

Upon Mr. Hatfield’s termination of employment for any reason, Mr. Hatfield is entitled to earned but unpaid base salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Hatfield is also entitled to (i) a pro rata bonus upon any termination of employment (other than as a result of a termination by us for cause), (ii) three times the sum of base pay and bonus (based on his prior year’s base pay and bonus) and company-paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Hatfield’s employment is terminated without cause or by him for “good reason,” as defined in the agreement (the “Severance Payment”), and (iii) the sum of his base salary and bonus (based on prior three years average) in the event we do not renew the term of his employment contract. The accrued payments will be paid in a lump sum within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following year in which the termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Hatfield’s termination of employment. Mr. Hatfield is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. Assuming a change in control of the Company occurred on December 31, 2008, the amount of the payment to be made to Mr. Hatfield would not have been deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Hatfield must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hatfield or his estate if his employment had terminated on December 31, 2008, under various circumstances, see “—Potential Payments and Benefits Upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment nor solicit its customers or business associates to cease doing business with us. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Potential Payments and Benefits Upon Termination of Employment

The following table sets forth the amount of payments to our named executive officers pursuant to individual employment agreements or the Executive Severance Plan, as applicable, in the event of a termination of employment as a result of (i) voluntary termination (not for cause), (ii) termination for cause, (iii) involuntary termination, (iv) termination following a change in control, (v) retirement, (vi) disability and (vii) death. The payments made to Mr. Hatfield upon termination or a change in control are governed by his employment agreement. All other potential payments and benefits upon termination or a change of control for the other named executive officers are governed by the Executive Severance Plan. Potential payments relating to stock option and restricted stock awards are governed by individual restricted stock agreements and stock option agreements under the 2005 Equity and Performance Incentive Plan.

Payment of benefits under either the Executive Severance Plan or under Mr. Hatfield’s employment agreement, as applicable, are conditioned upon execution of a general release of claims against us and compliance with confidentiality and non-solicitation covenants for a period of two years. Revocation of the general release or a material breach of the confidentiality and non-solicitation covenants terminates our obligations under the Executive Severance Plan and Mr. Hatfield’s employment agreement, as applicable.

The amounts shown in the table below assume that each named executive officer was terminated on December 31, 2008. Accordingly, the table reflects amounts earned as of December 31, 2008 and includes estimates of amounts to be paid to each named executive officer upon the occurrence of a termination or change in control. Actual amounts to be paid to a named officer can only be determined at the actual time of a termination or change in control.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans. In addition to accrued payments and benefits, pursuant to his employment agreement, Mr. Hatfield is entitled to receive a pro rata bonus upon termination (other than for cause).

The named executive officers are not entitled to receive any form of severance payments or other benefits upon a voluntary decision to terminate employment or upon termination for cause, other than accrued but unpaid salary, bonus and other benefits. In addition, Mr. Hatfield forfeits any cash bonus for the year of his termination in the event of a termination for cause.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT

Event	B. K. Hatfield	B. W. Harris	W. S. Perkins	R. L. Nicholson	C. G. Snavely
Voluntary Termination by Named Executive or Retirement(1)
Base Salary(2)	$ 22,115	$ 10,962	$ 11,538	$ 11,538	$ 11,538
Non-Equity Incentive(3)	668,000				
Total	$ 690,115	$ 10,962	$ 11,538	$ 11,538	$ 11,538

Termination for Cause by Us
Base Salary(2)	$ 22,115	$ 10,962	$ 11,538	$ 11,538	$ 11,538
Total	$ 22,115	$ 10,962	$ 11,538	$ 11,538	$ 11,538

Termination by Us Without Cause or by Named Executive with Good Reason(4)
Base Salary(2)	$ 22,115	$ 10,962	$ 11,538	$ 11,538	$ 11,538
Non-Equity Incentive(3)	668,000				
Salary	2,325,000(5)	285,000(6)	300,000(6)	300,000(6)	300,000(6)
Healthcare Benefits(7)	32,563	24,422	24,422	24,422	24,422
Life Insurance	15,241(8)	1,950(9)	1,950(9)	1,950(9)	1,950(9)
Acceleration of Stock Awards(10)	134,550				
Total	$ 3,197,469	$ 322,334	$ 337,910	$ 337,910	$ 337,910

Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control
Acceleration of Stock Awards(10)	134,550	70,150	31,050	31,050	31,050
Excise tax gross-up payment					
Total	$ 3,197,469	$ 392,484	$ 368,960	$ 368,960	$ 368,960

Disability(11)
Base Salary(2)	$ 22,115	$ 10,962	$ 11,538	$ 11,538	$ 11,538
Non-Equity Incentive(3)	668,000				
Life Insurance(9)		1,950	1,950	1,950	1,950
Acceleration of Stock Awards(12)	134,550	70,150	31,050	31,050	31,050
Total	$ 824,665	$ 83,062	$ 44,538	$ 44,538	$ 44,538

Death(13)
Life Insurance(14)	3,500,000	500,000	500,000	500,000	500,000
Total	$ 4,324,665	$ 583,062	$ 544,538	$ 544,538	$ 544,538

(1)
Named executive officers are entitled to healthcare and life insurance benefits upon retirement upon the same terms as all salaried employees, subject to the terms of the Retiree Healthcare Benefits Plan, if they are employees with at least 10 years of continuous service, elect to retire from active employment with us at age 62 or older, and are participants in the International Coal Group, Inc. Healthcare Benefits Plan for active employees on the date of retirement. In addition, all outstanding vested stock options expire 90 calendar days after the date of retirement and all outstanding unvested restricted stock awards and unvested stock option awards immediately terminate upon retirement.

(2)	Represents accrued but unpaid salary payable in a lump sum.

(3)	Represents pro rata bonus payable upon termination payable in a lump sum.

(4)	Includes termination by Messrs. Harris, Perkins, Nicholson or Snavely as a result of a reduction in 10% or more of the employee’s base salary.

(5)	Represents three times the sum of base pay and bonus, based on prior year’s base pay and bonus. These payments are made in a lump sum.

(6)	Represents a contribution of salary for 12 months following termination, payable bi-monthly in accordance with our normal payroll practices.

(7)
Represents estimated payments of COBRA premiums to be paid by us over a period of time not to exceed 18 months following termination for Messrs. Harris, Perkins, Nicholson and Snavely and 24 months for Mr. Hatfield.

(8)	Represents estimated payments of life insurance premiums to be paid by us monthly until March 15, 2015.

(9)	Represents estimated payments of life insurance premiums to be paid by us over a period of time not to exceed 12 months following termination.

(10)
Benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control” are the same as benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason,” except for the acceleration of stock awards (other than for Mr. Hatfield for whom acceleration of stock awards remains the same). Upon a change in control, our stock option and restricted stock agreements provide for acceleration of unvested stock options and restricted stock awards. Unexercised stock options will then terminate unless otherwise provided in the change in control documentation. In lieu of acceleration, the Compensation Committee may provide for a cash payment or the issuance of new awards with substantially the same terms. The amounts shown assume acceleration of vesting. As the exercise price for all stock options exceeds $2.30, the closing price of our common stock on December 31, 2008, no value has been included for the stock options. The restricted stock has been valued as the product of the total number of shares awarded multiplied by $2.30.

(11)	Healthcare and disability benefits are not included as these benefits are available to all salaried employees generally in the event of disability.

(12)
In the event of a termination by death or disability, all shares of restricted stock will immediately vest and become unrestricted. Outstanding but unvested options are automatically forfeited and vested options will terminate automatically one year after death or disability. The amounts set forth in the table for Acceleration of Stock Awards include both vested options and accelerated restricted stock. The value of the restricted stock is the product of the total number of shares of restricted stock multiplied by $2.30 the closing price of our common stock.

(13)	Benefits payable upon “Death” are the same as the benefits payable upon “Disability,” except for life insurance benefits.

(14)	Includes proceeds of life insurance policy payable by third parties for which life insurance premiums are payable by us.

DIRECTOR COMPENSATION IN FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett K. Hatfield(1)	--	--	--	--	--	--	--
Wilbur L. Ross, Jr.	62,800(2)	--	--	--	--	--	62,800
Cynthia B. Bezik	40,000(3)	50,000	--	--	--	--	90,000
Maurice E. Carino, Jr.	78,800(4)	--	--	--	--	--	78,800
William J. Catacosinos	85,200(5)	--	--	--	--	--	85,200
Stanley N. Gaines	86,800(6)	--	--	--	--	--	86,800
Samuel A. Mitchell	59,900(7)	--	--	--	--	--	59,900
Wendy L. Teramoto	75,600(8)	--	--	--	--	--	75,600

(1)	We do not pay director fees to members of our Board of Directors who are also employees.

(2)	Represents annual director fee of $50,000 and attendance fees of $12,800.

(3)
Ms. Bezik elected to receive her 2008 annual retainer in Company stock. The quarterly director fee of $12,500 was divided by the closing stock price on the last day of the quarter, or if such day was not a trading day the next following trading day.  The shares issued were: 1,969 shares on April 1, 2008, 958 shares on July 1, 2008, 2,003 shares on October 1, 2008 and 5,435 shares on January 2, 2009.  She also received attendance fees of $40,000.

(4)	Represents annual director fee of $50,000 and attendance fees of $28,800.

(5)	Represents annual director fee of $50,000 and attendance fees of $35,200.

(6)	Represents annual director fee of $50,000 and attendance fees of $36,800.

(7)	Represents pro rata portion of annual director fee of $50,000 (term commenced in April 2008) and attendance fees of $22,400.

(8)	Represents annual director fee of $50,000 and attendance fees of $25,600.

Director Restricted Stock Unit Grants

In December, 2008, the Board approved an annual restricted share unit grant with a grant date value equal to $50,000 (the “Annual RSU Grant”) for each member of the Board to be granted at the same time as the annual equity awards granted to executive officers.  Each restricted stock unit represents a contingent right to receive one share of issuer common stock upon the 6 month anniversary of the date on which the director ceases to provide services, subject to director's compliance with certain confidentiality and non-disparagement provisions.  The number of shares issuable is calculated by dividing $50,000 by the closing stock price of the Company’s common stock on the NYSE on the grant date.  The Annual RSU Grants will commence in fiscal 2009.

Compensation Committee Report

Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION
COMMITTEE
Cynthia B. Bezik
Maurice E. Carino, Jr.
Stanley N. Gaines (Chair)
Samuel A. Mitchell

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served as a member of the Board of Directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more of its executive officers serving as one of our Directors or on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own 5% or more of common stock as of December 31, 2008;

•	each member of our Board of Directors and each of our named executive officers as of March 31, 2009; and

•	all members of our Board of Directors and our executive officers as a group as of March 31, 2009.

Name and address of beneficial owner(1)	Number of Shares Beneficially Owned(2)	Percentage
Andreeff Equity Advisors, L.L.C.(3)	8,363,699	5.5%
V. Prem Watsa (4)	36,539,400	23.8%
Steelhead Navigator Master, L.P.(5)	15,754,377	10.3%
Steelhead Partners, LLC(6)	16,508,494	10.8%
WL Ross & Co. LLC(7)	24,537,423	16.0%
Joseph R. Beckerle	27,769	*
Bennett K. Hatfield	1,025,679	*
Phillip Michael Hardesty	164,529	*
Bradley W. Harris	120,759	*
Oren Eugene Kitts	176,759	*
Samuel R. Kitts	178,759	*
Roger L. Nicholson	182,009	*
William Scott Perkins	160,759	*
Charles G. Snavely	159,259	*
Cynthia B. Bezik(8)	19,923	*
Maurice E. Carino, Jr.(8)	4,000	*
William J. Catacosinos(8)	–	*
Stanley N. Gaines(8)	10,000	*
Samuel A. Mitchell(8)	35,000	*
Wilbur L. Ross, Jr. (8)	24,537,423	16.0%
Wendy L. Teramoto(8)	–	*
All directors and executive officers as a group (16 persons)	26,802,627	17.4%

___________________

*       Less than 1%.

(1)	Unless otherwise noted, the address for this person is c/o International Coal Group, Inc., 300 Corporate Centre Drive, Scott Depot, WV 25560.

(2)
The shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days (including restricted shares and options to purchase shares of our common stock which are exercisable or will be exercisable within 60 days). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(3)
Based on information contained in a report on Schedule 13G/A filed with the SEC on February 13, 2009.  Andreeff Equity Advisors, L.L.C. and Dane Andreeff share beneficial ownership and voting and dispositive power.  The address for Andreeff Equity Advisors, L.L.C. and Dane Andreeff is 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459.

(4)
Based on information contained in a report on Schedule 13D/A filed with the SEC on February 25, 2009.  Mr. V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited and Fairfax Financial Holdings Limited beneficially share voting and dispositive powers.  Odyssey RE Holdings Corp., Odyssey America Reinsurance Corporation, Clearwater Insurance Company, United States Fire Insurance Company, The North River Insurance Company and TIG Insurance Company beneficially own 15,896,418, 13,763,093, 2,133,325, 3,216,300, 7,660,347 and 6,849,735 shares, respectively, with shared voting and dispositive powers.  Mr. Watsa, directly and indirectly, through 1109519, Sixty Two and 810679, beneficially owns shares representing approximately 48.7% of the total votes attached to all classes of shares of Fairfax.  Fairfax indirectly owns a majority of the outstanding shares of common stock of Odyssey RE.  Odyssey America is a wholly-owned subsidiary of Odyssey RE. The address for V. Prem Watsa is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7; the address for 1109519, 810679 and Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7; the address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3; the address of Odyssey RE, Odyssey America and Clearwater is 300 First Stamford Place, Stamford, CT 06902; the address of US Fire and North River is 305 Madison Ave., Morristown, New Jersey 07962; the address of TIG is 250 Commercial Street, Suite 500, Manchester, NH 03101.

(5)
Based on information contained in reports on Schedule 13G/A filed with the SEC on February 6, 2009.  The shares are owned by certain investment partnerships and funds, including Steelhead Navigator Master, L.P., for which Steelhead Partners, LLC serves as general partner and/or investment manager. Steelhead, as general partner and investment manager of Navigator and other investment limited partnerships, and James Michael Johnston and Brian Katz Klein, as the member-managers and owners of Steelhead, may be deemed to beneficially own the shares. The address for Steelhead Navigator Master, L.P., Steelhead Partners, LLC, James Michael Johnston and Brian Katz Klein is 1301 First Avenue, Suite 201, Seattle, WA 98101.

(6)
Based on information contained in a report on Schedule 13G/A filed with the SEC on February 6, 2009.  The shares are owned by certain investment partnerships and funds, including Steelhead Navigator Master, L.P., for which Steelhead Partners, LLC serves as general partner and/or investment manager.  Steelhead, as general partner and investment manager of Navigator and those other investment limited partnerships, and James Michael Johnston and Brian Katz Klein, as the member-managers and owners of Steelhead, may be deemed to beneficially own the shares.  The address for Steelhead Navigator Master, L.P., Steelhead Partners, LLC, James Michael Johnston and Brian Katz Klein is 1301 First Avenue, Suite 201, Seattle, WA 98101.

(7)
Represents 5,719,848 shares held directly by WLR Recovery Fund L.P., 15,268,575 shares held directly by WLR Recovery Fund II, L.P., 3,549,000 shares held directly by WLR Recovery Fund III, L.P. and 100 shares held directly by Wilbur L. Ross, Jr. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and the managing member of each of WLR Recovery Associates LLC and WLR Recovery Associates II LLC. WLR Recovery Associates LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund L.P. WLR Recovery Associates II LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund II, L.P. Similarly, WLR Recovery Associates III LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund III, L.P. Accordingly, WL Ross & Co., LLC, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, WLR Recovery Associates III, LLC and Mr. Ross can be deemed to share voting and dispositive power over the shares held directly by WLR Recovery Fund L.P., WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. The address for WL Ross & Co. LLC and Mr. Ross is 101 East 52nd Street, 19th Floor, New York, NY 10022, Attn: Wendy L. Teramoto.

(8)	Does not include 32,895 Restricted Stock Units issued to each non-employee director in March 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5’s were required for those persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2008, were met in a timely manner by our directors, executive officers, and greater than 10% beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, executive officers, greater than 5% stockholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To our knowledge, since January 1, 2007 no Related Person has had a material interest in any of our ongoing business transactions or relationships.

In December 2006, the Board of Directors adopted a written Policy for Review of Transactions Between Us and our Directors, Executive Officers and Other Related Persons (referred to as the Policy) governing transactions, arrangements and relationships involving more than $50,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Pursuant to the Policy, Related Person Transactions must initially be reviewed by our general counsel. Our general counsel may take any of the following actions: allow the transaction if the amount involved is less than $120,000 and the terms are comparable to those that could be obtained in an arm’s length transaction with an unrelated party; allow the transaction if he determines it to be in our best interests; request that the Nominating and Corporate Governance Committee pre-approve the transaction; or allow the transaction subject to ratification by the Nominating and Corporate Governance Committee. Our general counsel is required to report all transactions to the Nominating and Corporate Governance Committee at each of its regularly scheduled meetings.

Pursuant to the Policy, the Nominating and Corporate Governance Committee has pre-approved certain categories of transactions even though they may constitute Related Person Transactions. These categories are:

   •     transactions available to all employees;

   •     transactions involving less than $50,000 when aggregated with all similar transactions;

   •     transactions involving compensation or indemnification of executive offers and directors duly authorized by the Board or appropriate Board committee;

   •     transactions involving reimbursement for routine expenses in accordance with our policy; and

   •     purchases of any products at retail on the same terms available to the public generally.

Under the Advisory Services Agreement, dated as of October 1, 2004 between WL Ross & Co. LLC (“WLR”) and us, WLR agreed to provide advisory services to us (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operation of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500,000 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR).

The Advisory Services Agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date of the agreement; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of our equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

Pursuant to our Second Amended and Restated Certificate of Incorporation, Second Amended and Restated By-laws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law.  The Company did not record any expense in 2008 relating to this obligation.

AUDIT MATTERS

Fees of Independent Registered Public Accountants

For work performed in regard to 2008 and 2007, we paid Deloitte & Touche LLP the following fees for services, as categorized:

	2008	2007
	(in millions)
Audit fees(1)	$1.45	$1.88
Audit-related fees(2)	$0.09	$0.13
Tax fees(3)	$0.02	$0.13
All other fees	$0.00	$0.00

(1)
Includes fees for audit services principally relating to the annual audit and quarterly reviews, as well as fees of approximately $0.06 million for consultation related to valuations and an SEC comment letter in 2008 and $0.26 million related to a Rule 144A private placement memorandum and a registration statement on Form S-3 in 2007.

(2)	Includes fees pertaining principally to audits of our employee benefit plans.

(3)	Fees for services rendered relating to tax compliance matters.

Audit Committee Pre-Approval Procedures

The Audit Committee adopted a pre-approval procedure relating to audit and permitted non-audit services by ICG’s independent registered public accountants on December 11, 2006. The Audit Committee’s policy is to review and pre-approve the audit and non-audit services performed by our independent auditors to ensure that the services do not impair the auditors’ independence. The Audit Committee approved all of the services provided by Deloitte & Touche LLP in 2008 and 2007.  Additional engagements may be pre-approved by the Audit Committee from time to time, provided that pre-approval by the Audit Committee will not be required for de minimis non-audit services that are not prohibited services under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the Public Company Accounting Oversight Board. The Audit Committee will approve an annual program of work for audit, audit-related and tax services and may revise the list of pre-approved services and pre-approved fee levels from time to time based on subsequent determinations.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee may delegate one or more members of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by ICG’s independent registered public accountants and associated fees, provided that such member reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, in accordance with its written charter, assists the Board of Directors in fulfilling its responsibility for monitoring the integrity of our accounting, auditing and financial reporting practices. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent registered public accountants are responsible for reviewing and auditing the financial statements and expressing an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent registered public accountant’s report.

The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent registered public accountants and the report of the independent registered public accountants. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with our management and has discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X, Communication with Audit Committees. In addition, Deloitte & Touche LLP has provided the Audit Committee with, and the Audit Committee has reviewed, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

The Audit Committee has considered whether the independent registered public accountant’s provision of non-audit services to us is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accountant is independent from us and our management. The Audit Committee has reviewed with the independent registered public accountants the scope and plan for their audit.

The Audit Committee has met and discussed with management and the independent registered public accountant the fair and complete presentation of our consolidated financial statements. The Audit Committee has discussed significant accounting policies applied in the consolidated financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accountant.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as ICG’s independent registered public accountant for 2009.

A copy of the Audit Committee’s written charter can be found on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

            The Audit Committee
            Cynthia B. Bezik (Chair)
            William J. Catacosinos
            Stanley N. Gaines
            Samuel A. Mitchell

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2010 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Secretary and received by us no earlier than January 15, 2010 and no later than February 12, 2010. Such proposals must be addressed to International Coal Group, Inc., at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, and should be submitted to the attention of Roger L. Nicholson by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2010 Annual Meeting is February 12, 2010. If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Annual Meeting. The requirements found in our Second Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Second Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2010 Annual Meeting of Stockholders only if our Secretary receives written notice of any such nominations no earlier than January 15, 2010 and no later than February 12, 2010. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of record entitled to vote and intends to appear in person or by proxy at the meeting at which directors will be elected;

•
the class, series and number of shares of our capital stock that are owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of all arrangements or understandings between or among any of:

•	the stockholder giving notice,
•	the beneficial owner on whose behalf the notice is given,
•	each nominee, and
•	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•	information required by Regulation 14A of the Exchange Act;

•	the signed consent of each nominee to serve as our Director if so elected; and

•
whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of our shares entitled to vote required to elect such nominee or nominees.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the 2009 Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies in the enclosed form will confer to the proxy holders the discretionary authority to vote according to their best judgment.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2008, was filed with the SEC on February 27, 2009 and is being sent to stockholders on or about April 15, 2009. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to International Coal Group, Inc., Attn: General Counsel, 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary
Scott Depot, West Virginia
April 15, 2009

DIRECTIONS TO 2009 ANNUAL MEETING LOCATION
Marriott New York East Side
525 Lexington Avenue
New York, New York 10017
212.755.4000

FROM JFK INTERNATIONAL AIRPORT:

Take Van Wyck Expressway to 495 West (Long Island Expressway).  Continue to the Midtown Tunnel and exit on Third Avenue.  Turn left on 49th Street.  On-site parking available.

FROM LAGUARDIA AIRPORT:

Take Grand Central Parkway West to the Triborough Bridge.  Then take FDR Drive South to 49th Street Exit.  Continue on 49th Street to Lexington Avenue.  On-site parking available.

FROM NEWARK AIRPORT:

Take New Jersey Turnpike North to the Lincoln Tunnel to 42nd Street.  Continue to Third Avenue.  Turn left on 49th Street.  On-site parking available.

ANNEX A

INTERNATIONAL COAL GROUP, INC.
AMENDED AND RESTATED
2005 EQUITY AND PERFORMANCE INCENTIVE PLAN

1. Purpose.  The purpose of the International Coal Group, Inc. Amended and Restated 2005 Equity and Performance Incentive Plan is to attract and retain Non-Employee Directors (as defined below), consultants, officers and other key employees for International Coal Group, Inc., a Delaware corporation, and its Subsidiaries (as defined below) and to provide to such persons incentives and rewards for superior performance.

2. Definitions.  As used in this Plan,

(a) "Appreciation Right" means a right granted pursuant to Section 5 or Section 9 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b) "Award" means Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units or Other Awards granted to a Participant under this Plan.

(c) "Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

(d) "Board" means the Board of Directors of the Company.

(e) "Change of Control" has the meaning provided in Section 13 of this Plan.

(f) "Code" means the Internal Revenue Code of 1986, as amended.

(g) "Committee" means the Compensation Committee of the Board.

(h) "Common Stock" means the shares of common stock, $0.01 par value per share, of the Company or any security into which such shares of common stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(i) "Company" means International Coal Group, Inc., a Delaware corporation.

(j) "Covered Employee" means a Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

(k) "Date of Grant" means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Restricted Share Units or Other Awards shall become effective (which date shall not be earlier than the date on which the Committee takes action with respect thereto).

(l) "Director" means a member of the Board.

(m) "Director Plan" means the International Coal Group, Inc. Director Compensation Plan, as amended.

(n) "Effective Date" means the date that this Plan is approved by the Board.

(o) "Evidence of Award" means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Award granted.  An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or a Participant.

(p) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) "Free-Standing Appreciation Right" means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(r) "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

(s) "Management Objectives" means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend credits or Other Awards pursuant to this Plan.  Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed.  The Management Objectives may be set (or established) relative to the performance of other companies.  The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of achievement in one or more of the following criteria:

(i)
Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit -- these profitability metrics could be measured before special items and/or subject to GAAP definition);

(ii)
Cash flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working capital (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables);

(v)	Profit margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales);

(vi)	Liquidity measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Sales growth, gross margin growth, cost initiative and stock price metrics (e.g., revenues, revenue growth, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)
Strategic initiative key deliverable metrics consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, safety performance, environmental performance and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.  In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(t) "Market Value per Share" means as of any particular date the closing sale price of the Common Stock as reported on The New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed.  If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded.  If there is no regular public trading market for the Common Stock, the Market Value per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Committee.  The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u) "Non-Employee Director" means a person who is a "Non-Employee Director" of the Company or any Subsidiary within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code.

(v) "Optionee" means the Participant named in an Evidence of Award evidencing an outstanding Option Right.

(w) "Option Price" means the purchase price payable on exercise of an Option Right.

(x) "Option Right" means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(y) "Other Awards" means awards granted pursuant to Section 10 of this Plan.

(z) "Participant" means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, and shall also include each Non-Employee Director or consultant who receives an Award; provided that with respect to a consultant, (i) such individual must be a natural person, (ii) such individual must provide bona fide services to the Company or a Subsidiary, and (iii) such services may not be in connection with the offer or sale of securities in a capital-raising transaction and may not directly or indirectly promote or maintain a market for the Company's securities.

(aa) "Performance Period" means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(bb) "Performance Share" means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(cc) "Performance Unit" means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

(dd) "Plan" means this International Coal Group, Inc. Amended and Restated 2005 Equity and Performance Incentive Plan.

(ee) "Qualified Performance-Based Award" means any Award or portion of an Award that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.

(ff) "Restriction Period" means the period of time during which Restricted Share Units are subject to deferral limitations under Section 7 or Section 9 of this Plan.

(gg) "Restricted Shares" means shares of Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 or Section 9, as applicable, has expired.

(hh) "Restricted Share Units" means an Award made pursuant to Section 7 or Section 9 of this Plan of the right to receive shares of Common Stock at the end of a specified Restriction Period.

(ii) "Spread" means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

(jj) "Subsidiary" means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(kk) "Tandem Appreciation Right" means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(ll) "Ten Percent Employee" means an employee of the Company or any of its Subsidiaries who owns Common Stock possessing more than 10% of the total combined Voting Power of all classes of stock of the Company.

(mm) "Voting Power" means at any time the total votes relating to the then-outstanding securities of the Company entitled to vote generally in the election of Directors.

3. Shares Available Under this Plan.  (a) Subject to adjustment as provided in Section 3(b) and Section 12 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) in payment of Restricted Share Units, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as Awards to Non-Employee Directors, (vi) in connection with Other Awards, or (vii) in payment of dividend equivalents paid with respect to Awards made under this Plan shall not exceed in the aggregate 18,000,000 shares of Common Stock (which consists of those shares of Common Stock that were previously authorized, and 10,000,000 shares of Common Stock that are being added as of this Amendment and Restatement), plus any authorized but unissued shares of Common Stock under the Director Plan, plus any shares described in Section 3(b).  Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to Awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Common Stock or upon satisfaction of any withholding amount, plus shares relating to awards under the Director Plan that expire or are forfeited.  Upon payment in cash of the benefit provided by any Award granted under this Plan, any shares that were covered by that Award shall again be available for issue or transfer hereunder.

(c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 8,000,000 shares of Common Stock.

(d) Individual Participant Limits.  Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 2,000,000 shares of Common Stock during any calendar year;

(ii) No Participant will be granted Qualified Performance Based Awards of Restricted Shares, Restricted Share Units, Performance Shares or Other Awards, in the aggregate, for more than 2,000,000 shares of Common Stock during any calendar year; and

(iii) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $5,000,000.

4. Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights.  Each such grant may utilize any or all of the authorizations, and be subject to some or all of the requirements contained in the following provisions:

(a) each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan;

(b) each grant shall specify an Option Price per share.  The Option Price may not be less than 100% of the Market Value per Share on the Date of Grant, except that with respect to Incentive Stock Options issued to a Ten Percent Employee, the Option Price of an Incentive Stock Option may not be less than 110% of the Market Value per Share on the Date of Grant;

(c) each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee for at least six (6) months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) in such other form of consideration as is deemed acceptable by the Committee;

(d) to the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates;

(e) successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised;

(f) each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of retirement, death or disability of a Participant, or a Change of Control;

(g) any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights;

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.  Incentive Stock Options may only be granted to Participants who meet the definition of "employees" under Section 3401(c) of the Code;

(i) in the event of the termination of service of a holder of any such Option Rights, the then outstanding Option Rights of such holder shall be exercisable in accordance with the terms and provisions of the Evidence of Award executed by the Participant and the Company evidencing the grant of such Option Rights;

(j) the exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan;

(k) no Option Right shall be exercisable more than 10 years from the Date of Grant (five years with respect to Incentive Stock Options granted to a Ten Percent Employee);

(l) the Committee reserves the discretion after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; or (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price; and

(m) each grant of Option Rights shall be evidenced by an Evidence of Award and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.  (a)  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights.  A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.  Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.  A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and be subject to some or all of the requirements, contained in the following provisions:

(i) any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives;

(ii) any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant;

(iii) any grant may specify waiting periods before exercise and permissible exercise dates or periods;

(iv) any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, or a Change of Control;

(v) any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to the exercise of such Appreciation Rights; and

(vi) each grant of Appreciation Rights shall be evidenced by an Evidence of Award, which Evidence of Award shall describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights shall provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Regarding Free-Standing Appreciation Rights only:

(i) each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater or less than the Market Value per Share on the Date of Grant;

(ii) successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) no Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares.  The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Shares to Participants.  Each such grant or sale may utilize any or all of the authorizations, and be subject to some or all of the requirements, contained in the following provisions:

(a) each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to;

(b) each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant;

(c) each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (f) below; provided, however, that the Committee at the Date of Grant may determine that all or a portion of the shares of Common Stock covered by an Award shall be immediately vested upon grant;

(d) any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares in the event of the retirement, death or disability of a Participant, or a Change of Control;

(e) each grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee);

(f) any grant or sale of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares.  Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives;

(g) any grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying Award; and

(h) each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.  Unless otherwise directed by the Committee, (i) any certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) any Restricted Shares will be held at the Company's transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Share Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Share Units to Participants.  Each such grant or sale may utilize any or all of the authorizations, and be subject to some or all of the requirements, contained in the following provisions:

(a) each such grant or sale shall constitute the agreement by the Company to deliver shares of Common Stock to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Committee may specify.  Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Share Units on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives;

(b) each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant;

(c) each such grant or sale shall be subject to a Restriction Period, as determined by the Committee at the Date of Grant, and may provide for the lapse or other modification of such Restriction Period in the event of the retirement, death or disability of a Participant or a Change of Control;

(d) during the Restriction Period, the Participant shall have no right to transfer any rights under his or her Award and shall have no rights of ownership in the Restricted Share Units and shall have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on the shares underlying such units on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock;

(e) each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned.  Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock; and

(f) each grant or sale of Restricted Share Units shall be evidenced by an Evidence of Award and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period.  Each such grant may utilize any or all of the authorizations, and be subject to some or all of the requirements, contained in the following provisions:

(a) each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code;

(b) the Performance Period with respect to each Performance Share or Performance Unit shall be such period of time as shall be determined by the Committee on the Date of Grant, which may be subject to earlier lapse or other modification in the event of death or disability of a Participant, or a Change of Control;

(c) any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.  The grant of Performance Shares or Performance Units intended to qualify as Qualified Performance-Based Awards shall specify that before the Performance Shares or Performance Units will be earned and paid, the Committee must certify that the Management Objectives have been satisfied;

(d) each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned.  Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives;

(e) any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.  Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Committee at the Date of Grant;

(f) the Committee may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock; provided, however, that any dividend equivalents associated with Performance Shares or Performance Units that are subject to Management Objectives shall be paid to the Participant only when and if payment is made on the underlying Award; and

(g) each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award and shall contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Awards to Non-Employee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights, Appreciation Rights or Other Awards and may also authorize the grant or sale of shares of Common Stock, Restricted Shares or Restricted Share Units to Non-Employee Directors.  Each grant of an Award to a Non-Employee Director will be upon such terms and conditions as approved by the Board, may not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Board.  Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant.  Each Option Right and Free-Standing Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided.  If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby.  Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, Restricted Shares, Restricted Share Units or Other Awards under the Plan in lieu of cash.

10. Other Awards.

(a) The Committee may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company.  The Committee shall determine the terms and conditions of such Awards.  Shares of Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, Other Awards, notes or other property, as the Committee shall determine.

(b) Cash awards, as an element of or supplement to any other Award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Committee may grant shares of Common Stock as a bonus, or may grant Other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee in a manner that complies with Section 409A of the Code.

11. Transferability.  (a)  Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other derivative security granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or, except with respect to an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and in no event shall any Award be transferred for value.  Except as otherwise determined by the Committee, Option Rights and Appreciation Rights shall be exercisable during the Participant's lifetime only by him or her or by his or her guardian or legal representative.

(b) The Committee may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Sections 6 and 7 of this Plan, shall be subject to further restrictions on transfer.

12. Adjustments.  (a)  The Committee shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Awards granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(b) Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such termination event or Change of Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.  The Committee shall also make or provide for such adjustments in the number of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.

13. Change of Control.  For purposes of this Plan, except as may be otherwise prescribed by the Committee in an agreement evidencing a grant made under this Plan, a "Change of Control" shall mean if at any time any of the following events shall have occurred:

(a) the Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such transaction.

(b) the Company sells or otherwise transfers all or substantially all of its assets to any other corporation (other than a Subsidiary) or other legal person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such sale or transfer;

(c) if, at any time after any public offering of any of the Company's equity securities, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as such term is defined in Rule 13d 3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

14. Fractional Shares.  The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

15. Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

16. Foreign Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.  No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

17. Administration of this Plan.  (a)  This Plan shall be administered by the Committee, which may from time to time delegate all or any part of its authority under this Plan to a subcommittee of the Board consisting of at least one Director appointed by the Board.  The action of the member(s) of the subcommittee, or acts unanimously approved in writing, shall be the acts of the subcommittee.  To the extent of any such delegation, references in this Plan to the Committee or the Board shall be deemed to be references to any such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive.  No member of the Board shall be liable for any such action or determination made in good faith.

18. Amendments, Etc.  (a)  The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.  Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits under other plans without stockholder approval.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval.

(c) Except in the case of shares of Common Stock to be issued upon the exercise of Option Rights or Appreciation Rights, the Committee also may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan.  The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferred amounts.

(d) The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(e) If permitted by Section 409A of the Code and Section 162(m) of the Code in the case of a Qualified Performance-Based Award, in case of termination of employment or, if the Participant is a Non-Employee Director, termination of service on the Board, by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any Other Awards subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other Award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

(f) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

(g) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right.  Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

(h) Any grant or sale, as applicable, of an Award may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by a repurchase right or right of first refusal in favor of the Company upon the occurrence of certain specified events.

(i) Any grant or sale, as applicable, of an Award may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by (i) any stockholders agreement among all or certain stockholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

(j) No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares of Common Stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(k) Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or Awards granted hereunder, except that no Awards may be granted to an employee while he or she is absent on leave.

(l) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

19. Termination.

(a) The Plan will be effective as of the Effective Date, subject to approval of the Plan by the stockholders of the Company.  No grants will be made on or after the Effective Date under the Director Plan, except that outstanding awards granted under the Director Plan will continue unaffected following the Effective Date.

(b) No grant shall be made under this Plan more than 10 years after the Effective Date, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

(c) This Plan may be wholly or partially suspended or terminated at any time or from time to time by the Board.  Except as expressly permitted by the terms of this Plan, neither the suspension nor termination of this Plan shall, without the consent of the Participant alter or impair any rights or obligations under any grant theretofore granted.  No Awards may be made during any period of suspension or after termination of this Plan.

20. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any Awards made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This Plan and any Awards made hereunder shall be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant's creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant's benefit under this Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant's separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month after such six-month period or death.

(d) Notwithstanding any provision of this Plan and Awards made hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and Awards made hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant's account in connection with this Plan and Awards made hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21. Governing Law.  This Plan shall be governed by the laws of the State of Delaware.

ENCLOSURE
FORM OF PROXY CARD

International Coal Group, Inc.

This proxy is solicited by the Board of Directors for
the Annual Meeting of Stockholders to be held on May 20, 2009

The undersigned hereby appoints Wilbur L. Ross, Jr., Bennett K. Hatfield and Roger L. Nicholson, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2009 Annual Meeting of Stockholders of International Coal Group, Inc. to be held at the Marriott New York East Side, 525 Lexington Avenue, New York, NY 10017 on Wednesday, May 20, 2009 at 10:00 a.m. Eastern Daylight Time, and any adjournment or postponement thereof, and to vote as shown on this card.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope.

The undersigned acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and the proxy statement furnished therewith.

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN THE WAY DESCRIBED ON THIS PROXY CARD VOTES ALL COMMON SHARES OF INTERNATIONAL COAL GROUP, INC. THAT YOU ARE ENTITLED TO VOTE. FOR SHARES REGISTERED IN YOUR NAME, YOUR PROXY, IF MAILED, MUST BE RECEIVED BY 12:00 A.M. (EASTERN DAYLIGHT TIME) ON MAY 19, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009.
The International Coal Group, Inc. Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at www.intlcoal.com/eproxy.

 (Please be sure to sign and date the Proxy in the box below)

A. Proposals—The Board of Directors recommends a vote FOR Proposals (1), (2), (3) and (5). The Board of Directors recommends a vote AGAINST Proposal (4).

1.	Election of three Class I Directors for a term of three years (except as marked to the contrary below): 01-Maurice E. Carino, Jr. 02-Stanley N. Gaines 03-Samuel A. Mitchell
☐   Mark here to vote FOR all nominees
☐   Mark here to WITHHOLD vote from all nominees
☐   For ALL EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right:       ☐ 01   ☐ 02   ☐ 03

2.	Amendment to ICG’s 2005 Equity and Performance Incentive Plan.	3.	Ratification of the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants for the fiscal year ending December 31, 2009.
☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	Shareholder proposal regarding global warming.	5.	Transaction of such other business as may properly come before the 2009 Annual Meeting or any adjournment or postponement thereof.
☐ FOR ☐ AGAINST ☐ ABSTAIN		☐ FOR ☐ AGAINST ☐ ABSTAIN

B.Non-Voting Items Change of Address—Please print new address below.

C.Authorized Signatures—This section must be completed for your vote to be counted. —Date and Sign Below.
Please sign exactly as name(s) appear(s) hereon.  Joint owners should each sign.  When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 20, 2009.

Vote by Internet
        • Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
        • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone.  There is NO CHARGE to you for the call.
        • Follow the instructions provided by the recorded message.